    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1997

                                                       REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                      STREAM INTERNATIONAL HOLDINGS INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     7379                     364003866
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                               ----------------

                                 275 DAN ROAD,
                          CANTON, MASSACHUSETTS 02021
                                (617) 575-6800
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              STEPHEN D.R. MOORE
                      STREAM INTERNATIONAL HOLDINGS INC.
                                 275 DAN ROAD
                          CANTON, MASSACHUSETTS 02021
                                (617) 575-6800
                              FAX (617) 575-6973
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE AND FAX
              NUMBERS, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

        MARK G. BORDEN, ESQ.                   EDWIN L. MILLER, JR., ESQ.
          HALE AND DORR LLP                  TESTA, HURWITZ & THIBEAULT, LLP
           60 STATE STREET                           125 HIGH STREET
     BOSTON, MASSACHUSETTS 02109               BOSTON, MASSACHUSETTS 02110
           (617) 526-6000                            (617) 248-7000
         FAX (617) 526-5000                        FAX (617) 248-7100

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

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                                           PROPOSED        PROPOSED         AMOUNT
                               AMOUNT      MAXIMUM          MAXIMUM           OF
  TITLE OF EACH CLASS OF       TO BE    OFFERING PRICE     AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED PER SHARE (1)  OFFERING PRICE(1)     FEE
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 Common Stock, $.01 par
  value per share.......                     $           $150,000,000      $45,455

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(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION
                                                                  APRIL 30, 1997

                                       Shares

                                 [Stream logo]

                                  Common Stock

                                   --------

  Of the     shares of Common Stock offered hereby,     are being sold by
Stream International Inc. ("Stream" or the "Company") and     are being sold by
R.R. Donnelley & Sons Company ("R.R. Donnelley"), certain of its affiliates and certain other stockholders of the Company (collectively, the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated
that the initial public offering price will be between $    and $    per share.
See "Underwriting" for the factors to be considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "STRM."

  Upon completion of this offering, R.R. Donnelley and certain of its affiliates will own up to 39.9% of the outstanding Common Stock of the Company (approximately % if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

                                   --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING AT PAGE 6.

                                   --------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

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                                   PRICE  UNDERWRITING   PROCEEDS   PROCEEDS TO
                                     TO   DISCOUNTS AND     TO        SELLING
                                   PUBLIC  COMMISSIONS  COMPANY (1) STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share........................    $          $            $           $
--------------------------------------------------------------------------------
Total (2)........................   $         $            $           $

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(1) Before deducting expenses of the offering payable by the Company, estimated
    at $   .

(2) R.R. Donnelley and certain of its affiliates have granted the Underwriters
    a 30-day option to purchase up to     additional shares of Common Stock
    solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds to Selling Stockholders will be $   , $   , $    and $   ,
    respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
   , 1997.

                              Joint Lead Managers
Alex. Brown & Sons
   INCORPORATED
                                                                Lehman Brothers

                                   --------
J.P. Morgan & Co.
                 Salomon Brothers Inc
                                                               Smith Barney Inc.

                   THE DATE OF THIS PROSPECTUS IS    , 1997.

                       [INSIDE COVER PAGE OF PROSPECTUS]

[LEFT PANEL]

  TOP LEFT OF PANEL: PHOTOGRAPH OF A GLOBE SHOWING NORTH AMERICA

  TOP RIGHT OF PANEL: "TECHNICAL SUPPORT SERVICES"

  MIDDLE RIGHT OF PANEL: PARAGRAPH WRITTEN IN ORANGE LETTERING "STREAM CURRENTLY HANDLES CALLS FROM MORE THAN 4,400 WORKSTATIONS IN TEN CALL CENTERS IN THE UNITED STATES, GERMANY, FRANCE, THE UNITED KINGDOM AND THE
NETHERLANDS." PARAGRAPH WRITTEN IN BLUE LETTERING "STREAM HAS PURSUED A STRATEGY OF GEOGRAPHIC EXPANSION, WITH FIVE CALL CENTERS IN EUROPE, A JOINT VENTURE IN JAPAN AND SUPPORT CAPABILITIES IN ELEVEN LANGUAGES."

  BOTTOM OF PANEL: GRAPHICAL IMAGE OF WORLD MAP INDICATING LOCATIONS OF STREAM CALL CENTERS

[MIDDLE PANEL]

  TOP CENTER: PARAGRAPH IN BLUE LETTERING "STREAM PROVIDES TECHNICAL SUPPORT SERVICES VIA TELEPHONE, E-MAIL AND THE INTERNET PRIMARILY TO THE CUSTOMERS OF SOFTWARE PUBLISHERS, HARDWARE MANUFACTURERS AND ONLINE SERVICE PROVIDERS."

  TOP CENTER: "MARKET FOCUS AND CUSTOMER SERVICES"

  MIDDLE UPPER LEFT OF PANEL: PHOTOGRAPH OF THE LEFT SIDE OF A COMPUTER
MONITOR

  MIDDLE UPPER RIGHT OF PANEL: PHOTOGRAPH OF THE RIGHT SIDE OF A COMPUTER MONITOR DISPLAYING A GRAPH

  MIDDLE LOWER LEFT OF PANEL: PHOTOGRAPH OF COMPUTER HARDWARE

  MIDDLE OF LOWER RIGHT OF PANEL: PHOTOGRAPH OF COMPUTER HARDWARE

  BOTTOM OF PANEL: FOUR PARAGRAPHS ALIGNED SIDE-BY-SIDE ENTITLED: "SOFTWARE PUBLISHER," "HARDWARE MANUFACTURER," "ONLINE SERVICE PROVIDER," AND "CORPORATE HELP DESK. "THE FOLLOWING PARAGRAPH FOLLOWS THE HEADING: "SOFTWARE PUBLISHER," "STREAM SUPPORT SERVICES ADDRESS OPERATING ENVIRONMENTS, APPLICATIONS, DATABASES, COMMUNICATION AND NETWORK TOOLS, AND SYSTEM TOOLS." THE FOLLOWING PARAGRAPH FOLLOWS THE HEADING "HARDWARE MANUFACTURER:" STREAM PROVIDES SUPPORT FOR A VARIETY OF HARDWARE PRODUCTS, INCLUDING PCS, PERIPHERALS, REMOTE ACCESS SERVERS AND HANDHELD COMPUTERS, AS WELL AS THEIR ASSOCIATED SOFTWARE APPLICATIONS. THE FOLLOWING PARAGRAPH FOLLOWS THE HEADING "ONLINE SERVICE PROVIDER:" "STREAM SUPPORTS INTERNET AND INTRANET PRODUCTS THROUGH TELEPHONE AND E-MAIL.THE FOLLOWING PARAGRAPH FOLLOWS THE HEADING "CORPORATE HELP DESK:" "STREAM SUPPORTS LARGE CORPORATIONS THAT OUTSOURCE HARDWARE AND SOFTWARE HELP DESK SUPPORT TO THIRD PARTIES."

[RIGHT PANEL]

  TOP MIDDLE PANEL: PARAGRAPH IN BLUE LETTERING "STREAM IS A LEADING PROVIDER OF OUTSOURCE TECHNICAL SUPPORT SERVICES. ITS SCALE OF OPERATIONS AND INFRASTRUCTURE ALLOW IT TO IMPLEMENT SUPPORT FOR THE GROWING INFORMATION TECHNOLOGY INDUSTRY."

  RIGHT MIDDLE PANEL: "TECHNICAL SUPPORT SPECIALISTS"

  LEFT CENTER OF PANEL: PHOTOGRAPH OF STREAM TRAINING SESSION IN PROGRESS AND ORANGE INDICATOR WITH ORANGE LETTERING "ONGOING SERVICE AGENT TRAINING"

  MIDDLE OF PANEL: PHOTOGRAPH OF STREAM SERVICE AGENT AT A WORKSTATION HANDLING A TELEPHONE SUPPORT REQUEST AND ORANGE INDICATOR WITH ORANGE LETTERING "WELL-TRAINED SERVICE PROFESSIONALS." PHOTOGRAPH OF COMPUTER MONITOR AND PHOTOGRAPH OF MAN MONITORING COMPUTER EQUIPMENT WITH ORANGE INDICATOR AND ORANGE LETTERING "FOCUS ON TECHNOLOGY AND TECHNICAL SUPPORT."

  BOTTOM OF PANEL: ORANGE LETTERING "STREAM'S SERVICE AGENTS ANSWER QUESTIONS, DIAGNOSE PROBLEMS AND RESOLVE TECHNICAL DIFFICULTIES, RANGING FROM SIMPLE ERROR MESSAGES TO WIDE AREA NETWORK FAILURES."

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Stream is a leading worldwide provider of outsource technical support services. The Company provides support services via the telephone, e-mail and the Internet primarily to customers of leading software publishers, hardware manufacturers and online service providers. The Company's service agents answer questions, diagnose problems and resolve technical difficulties, ranging from simple error messages to wide area network failures. The Company employs more than 4,300 service agents, who resolve inquiries in 11 languages at ten call centers located in the U.S., Germany, France, the U.K. and the Netherlands. By focusing on technical support, a more complex activity than traditional teleservices, Stream believes that it is able to differentiate itself from its competitors and provide its clients with high quality service and a cost-effective solution to their technical support needs.

  Stream's clients include software publishers such as Microsoft, Netscape, SunSoft and Symantec; hardware manufacturers such as Apple Computer and Hewlett-Packard; and online service providers such as CompuServe, The Microsoft Network and Sprint. The Company also provides support for companies in emerging market segments such as online financial services and interactive video services. In addition, the Company provides corporate help desk services to major corporations, including Norell Services and Shell. The Company has recently begun to offer its services directly to end users in the consumer/SOHO market. Stream's corporate client base has grown from three clients in 1992 to 137 clients as of February 1, 1997, and the Company currently supports over 70 products for its top ten clients.

  The Company's commitment to quality service has been critical to its ability to establish and maintain client relationships. The Company has won numerous awards for its services, including Software Support Professionals Association Star Awards for Software Technical Assistance for the last four years and EuroChannel's Innovator Award in 1996. The Company was also recently given special recognition by Microsoft for Excellence in Client Satisfaction. The Company's ability to provide high quality service is enhanced by its advanced technologies and systems, including automatic call distributors, computer telephony integration, call tracking software and relational database information systems. In addition, Stream utilizes sophisticated in-house and client database technology to capture and utilize information gathered from the millions of support requests it receives annually. Because of the complex nature of its services, Stream believes a key component of its success is its ability to attract, retain and manage a well-trained and stable work force. The Company employs experts in numerous products and platforms, ranging from advanced programming languages such as C++, JAVA and VisualBasic to common desktop applications.

  Growing product complexity, shorter product life cycles and an increasing number of products and multi-vendor computer and network configurations have increased the demand for technical support services. At the same time, software publishers, hardware manufacturers, online service providers and other organizations are finding it increasingly difficult and expensive to service all their needs in-house. Technical support is especially challenging to undertake as a non-core function because of the need for ongoing capital investment in specialized equipment, the attendant workforce management challenge and the inherent need for scale. As a result, companies are increasingly outsourcing these services to third-party providers as part of an overall effort to focus internal resources on core competencies, improve operating efficiencies and reduce costs. Dataquest estimates that outsource technical support services provided by third parties to software publishers, hardware manufacturers and online service providers totaled approximately $2 billion in 1996. In addition, corporations are increasingly seeking to outsource their internal help desk functions. The Gartner Group predicts that more than 40% of companies with internal help desks will outsource a portion of this function by 1998, compared to 15% in 1995.

  The Company believes it is well-positioned to capitalize on the accelerating trend toward outsourcing technical support services. Key elements of the Company's growth strategy include: (i) expanding relationships with existing clients as they develop new products and continue to outsource technical support activity, (ii) establishing new client relationships, especially in the corporate help desk market, (iii) capitalizing on the growth of technology-enabled products as companies increasingly incorporate technology into products and services and (iv) pursuing strategic alliances and acquisitions.

                               THE REORGANIZATION

  The Company's outsource technical support business began in 1992 as a unit of Corporate Software Incorporated ("CSI"), which sold and licensed software products and services to major corporations (to be known as "Corporate Software & Technology" or the "Corporate Software & Technology Business" after this offering). CSI established its technical support business unit in response to demands from key clients that were increasingly seeking to outsource technical support. In December 1993, Software Holdings, Inc. ("SHI"), which was organized by members of management of CSI, certain affiliates of Bain Capital, Inc. ("Bain") and certain other investors, purchased CSI from its public stockholders. In 1995, CSI and the Global Software Services Division (to be known as "Modus Media International" or the "MMI Business" after this offering) of R.R. Donnelley combined to form the Stream family of companies (the "CSI-MMI Merger"). Modus Media International is a leading provider of outsource manufacturing services to major software publishers and OEMs.

  Prior to the closing of this offering, the Company will effect a reorganization (the "Reorganization") pursuant to which the Company will (i) contribute to two wholly-owned subsidiaries (the "Spin-Off Subsidiaries") its Corporate Software & Technology Business and MMI Business, (ii) contribute to PLEX LLC ("PLEX"), a limited liability company wholly-owned by the Company, the capital stock of the Spin-Off Subsidiaries and (iii) distribute to the Company's stockholders all of the equity interests in PLEX (the "Spin-Off Distribution"). Accordingly, upon consummation of the Reorganization, the only business conducted by the Company will be the outsource technical support business. The consummation of the Reorganization is a condition to the closing of this offering. Purchasers of Common Stock in this offering will not receive any part of the Spin-Off Distribution.

  R.R. Donnelley and certain of its affiliates, who are Selling Stockholders in
this offering, own approximately    % of the outstanding Common Stock of the
Company. Upon the closing of this offering, R.R. Donnelley and its affiliates
will own up to 39.9% of the outstanding Common Stock of the Company (   % if
the Underwriters' over-allotment option is exercised in full). R.R. Donnelley has agreed that for a period of three years following the closing of this offering it will not purchase any additional shares of Common Stock that would result in it and its affiliates owning over 49.9% of the Company's outstanding Common Stock. See "Certain Transactions" and "The Reorganization."

                                  THE OFFERING

Common Stock offered by the Company.............     shares
Common Stock offered by the Selling Stockhold-
 ers............................................     shares
Common Stock to be outstanding after the offer-
 ing............................................     shares (1)
Use of proceeds................................. Repayment of certain indebtedness to
                                                 R.R. Donnelley, capital expenditures,
                                                 working capital, potential acquisitions
                                                 and general corporate purposes
Proposed Nasdaq National Market symbol.......... STRM

--------
(1) Excludes options to purchase    shares of Common Stock outstanding as of
    March 1, 1997. The Company plans upon the closing of this offering to grant
    options to employees for approximately     shares of Common Stock at an
    exercise price equal to the initial public offering price.

            SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                              YEAR ENDED DECEMBER 31,
                                      ----------------------------------------
                                       1992   1993    1994    1995      1996
                                      ------ ------- ------- -------  --------
STATEMENT OF OPERATIONS DATA (1):
 Revenues............................ $2,842 $14,074 $37,388 $78,243  $155,498
 Cost of services....................  1,560   9,905  22,891  57,338   117,309
 Selling, general and administrative
  expenses...........................    872   3,661  10,646  23,994    39,110
 Nonrecurring charges (2)............    --      --      --      --      4,500
 Income (loss) from operations.......    410     508   3,851  (3,089)   (5,421)
 Income (loss) from operations
  excluding nonrecurring charges.....    410     508   3,851  (3,089)     (921)
 Net income (loss)...................    227     284   2,127  (2,272)   (4,685)
 Pro forma net income (loss) per com-
  mon
  share (3).......................... $      $       $       $        $
 Pro forma weighted average common
  shares outstanding (3).............
OPERATING DATA (AT PERIOD END):
 Call centers........................      1       5       6      10        11

                                                    DECEMBER 31, 1996
                                          -------------------------------------
                                                                   PRO FORMA
                                          ACTUAL  PRO FORMA (4) AS ADJUSTED (5)
                                          ------- ------------- ---------------
BALANCE SHEET DATA (1):
 Cash and cash equivalents............... $ 1,142     $              $
 Working capital.........................  19,910
 Total assets............................  76,987
 Long-term obligations, net of current
  portion................................   3,952
 Total stockholders' equity..............  52,663

--------
(1) Gives effect to the Reorganization. The historical consolidated financial data may not be indicative of the Company's future performance and do not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered.
(2) During the fiscal year ended December 31, 1996, the Company recorded a pre-tax charge of $4.5 million associated with the consolidation of certain European facilities, recruitment of certain members of management and establishment of new compensation and benefit plans. See Note 5 of Notes to Consolidated Financial Statements.
(3) Gives effect to (i) the automatic conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock, and the reclassification of all shares of Class A Common Stock as Common Stock,
    upon the closing of this offering, (ii) a one-for    reverse stock split of
    the Company's Common Stock effective prior to the closing of this offering and (iii) the exercise in full of the Incentive Option described below.
(4) Reflects the Company's assumption of approximately $50 million of indebtedness to R.R. Donnelley and the exercise in full of the Incentive Option.
(5) Adjusted to give effect to the receipt and application by the Company of the estimated net proceeds to the Company from the sale of shares in this
    offering based upon an assumed initial public offering price of $    per
    share. See "Use of Proceeds."
                                    --------
  Unless otherwise indicated, all information in this Prospectus assumes and gives effect to: (i) the consummation of the Reorganization prior to the closing of this offering, (ii) the automatic conversion of all outstanding shares of Class B-V Common Stock and Class B-N Common Stock (collectively, "Class B Common Stock") into shares of Class A Common Stock, and the reclassification of all shares of Class A Common Stock as Common Stock, upon the closing of this offering, (iii) a one-for- reverse stock split of the Company's Common Stock effective prior to the closing of this offering, (iv)
the issuance by the Company prior to the closing of this offering of     shares
of Common Stock to certain stockholders of the Company upon their exercise of the Incentive Option granted to them in connection with the CSI-MMI Merger (the "Incentive Option") and (v) no exercise of the Underwriters' over-allotment option. See "Certain Transactions," "The Reorganization" and "Underwriting."

                                 RISK FACTORS

  This Prospectus contains certain forward-looking statements that involve substantial known and unknown risks and uncertainties. When used in this Prospectus, the terms "anticipates," "expects," "estimates," "believes" and similar terms as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements may differ materially from those expressed or implied by such forward-looking statements. In addition to the other information presented in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Dependence on Key Clients. An aggregate of approximately 40%, 57% and 73% of the Company's revenues in 1996, 1995 and 1994, respectively, were attributable to Microsoft Corporation ("Microsoft"), including The Microsoft Network ("MSN"). In addition, approximately 13%, 12% and 12% of the Company's revenues in 1996 were attributable to Hewlett-Packard Company, Incorporated ("Hewlett-Packard"), Compaq Computer Corporation ("Compaq") and CompuServe Incorporated ("CompuServe"), respectively; the Company expects that its revenues from certain of these clients will decline in 1997. The Company's ten largest clients accounted for approximately 92% of the Company's revenues in 1996.

  The Company's agreements with key clients have limited terms, typically one year, and there can be no assurance that the Company's clients will renew or extend their current agreements. In addition, the Company's clients typically utilize additional technical support providers and retain broad discretion over the ongoing allocation of support requests among such providers. The loss of, or the failure to retain a significant amount of business with, any key client could have a material adverse effect on the Company. In addition, many of the Company's agreements with its key clients generate revenues based on the number of support requests received by the Company or the time spent on such requests. Consequently, the amount of revenues generated from a client is generally dependent upon consumers' use of the client's products and the support needs of such products. With respect to client agreements that provide for pricing on a per-call basis, the Company's profitability may be adversely affected if the Company receives fewer support requests than anticipated or the time spent in resolving inquiries is greater than anticipated.

  The Company's agreements with key clients provide that, in the event the Company fails to meet specified performance criteria, the clients can terminate the agreements on short notice. Any failure by the Company to meet performance requirements or a cancellation of, or decrease in, the services requested by a key client could have a material adverse effect on the Company. In addition, the Company may be required to rapidly expand its operations to meet the demands of its clients. Such rapid changes to the size of the Company's operations and employee base could involve significant costs, including costs associated with employee hiring and training, the purchase of additional workstations, equipment and technology and the establishment of additional call centers. Certain client agreements also provide that specified information obtained by the Company as a result of support requests is the property of the client, and therefore, upon the termination of any such client relationship, the Company will be required to discontinue use of such information. There can be no assurance that such contract terms will not have a material adverse effect on the Company. See "Business--Clients."

  History of Operating Losses. The Company has incurred operating losses in each of the last two fiscal years. At December 31, 1996, the Company's accumulated deficit was approximately $4.3 million. In order to achieve profitability, the Company must continue to successfully market and sell its support services to major clients, improve operating efficiencies and otherwise manage costs, including costs associated with future growth. There can be no assurance the Company will achieve profitability in 1997, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Competition. The industry in which the Company competes is extremely competitive and highly fragmented. The Company believes many of its clients purchase technical support services primarily from a limited number of preferred vendors. The Company's competitors include corporations that may possess greater resources, greater name recognition and a more established client base than the Company. The Company believes its principal competitors are currently National TechTeam, Inc. ("National TechTeam"), SITEL Corporation ("SITEL"), Sykes Enterprises, Incorporated ("Sykes") and TeleTech Holdings, Inc. ("TeleTech"). In addition, the Company competes with the internal technical support divisions of organizations that provide technical support through in-house personnel. As a result of this competition, client agreements may be subject to pricing pressure, and competition for contracts for certain of the Company's services may take the form of competitive bidding in response to requests for proposals. In addition, clients may require vendors to provide services in multiple locations and meet client volume and satisfaction thresholds. Such pricing pressures and contract terms could have a material adverse effect on the Company. There can be no assurance that the Company will be able to compete effectively with existing or future competitors or in-house technical support operations. See "Business--Competition."

  Ability to Manage Growth. The Company has significantly expanded its operations since it began providing outsource technical support services in 1992. Since 1992, the number of call centers has increased from one to ten, and since 1994, the number of employees, including temporary and part-time employees, of the Company has grown from approximately 1,300 to over 4,700. This expansion has placed significant demands on the Company's operational, administrative and financial resources, and any continued growth may place additional significant strain on its resources. The Company's future performance and profitability will depend in part on its ability to successfully attract and retain qualified management personnel to manage the growth and operations of the Company's business as well as its ability to hire a significant number of additional service agents as required. In addition, the Company anticipates that it will add workstation capacity in both the United States and Europe in 1997. The failure to establish additional workstations, call centers or other facilities as needed in a timely and cost-effective manner could have a material adverse effect on the Company. There can be no assurance that the Company will have sufficient resources or otherwise be able to maintain its historic rate of growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Operations and Quality Assurance," "Business--Facilities," "Business--Employees" and "Management."

  Ownership by R.R. Donnelley. R.R. Donnelley and certain of its affiliates,
who are Selling Stockholders in this offering, own approximately    % of the
outstanding Common Stock of the Company. Upon the closing of this offering, R.R. Donnelley and its affiliates will own up to 39.9% of the outstanding
Common Stock of the Company (   % if the Underwriters' over-allotment option
is exercised in full). As a result, R.R. Donnelley will have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors of the Company. In addition, upon the closing of this offering one member of the Board of Directors of the Company will be designated by R.R. Donnelley. The significant ownership interest of R.R. Donnelley may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of the Company's Common Stock might receive a premium for their shares over the prevailing market price of the Common Stock.

  Risks Relating to the Reorganization. The Company has historically depended on the businesses being transferred to the Spin-Off Subsidiaries and on R.R. Donnelley for certain financial, tax, insurance, payroll, employee benefits, information technology and other services. In connection with the Reorganization, the Company will enter into agreements with the Spin-Off Subsidiaries (collectively, the "Transitional Service Agreements") for the continued provision after the Reorganization of certain services formerly shared among such entities or provided by R.R. Donnelley. Pursuant to the Transitional Service Agreements, the Company will receive from the Spin-Off Subsidiaries certain financial, tax, insurance, payroll, employee benefits, information technology and other services, and the Company will provide to the Spin-Off Subsidiaries certain legal services, outsource technical support for certain clients of the Spin-Off Subsidiaries and information technology services. Each party to the Transitional Service Agreements is generally prohibited from hiring the employees of the other party and from using or disclosing the other party's confidential information other than in connection with the performance of its obligations under such agreements.

  The Transitional Service Agreements terminate on the one-year anniversary of the closing of this offering, provided that the party receiving the services may terminate the agreement with respect to some or all of such services upon
90 days' notice at any time after     , 1997. After such termination, the
Company will be required to provide such services internally or find a third-party provider of such services. There can be no assurance that the Company will be able to secure the provision of such services on acceptable terms, and the failure to do so could have a material adverse effect on the Company. The Company's historical financial statements reflect an allocation of expenses in connection with the services covered by the Transitional Service Agreements.

  The Company has incurred, and anticipates incurring in the future, higher payroll costs associated with the hiring of additional personnel and the addition of certain officers, which costs were previously allocated in part to the businesses being transferred to the Spin-Off Subsidiaries. In addition, certain of the Company's services have been sold to corporate accounts on a bundled basis with software provided by the businesses being contributed to the Spin-Off Subsidiaries. There can be no assurance that the Company will not encounter difficulties in achieving sales of such services through its own sales agents and without being bundled with such software. In addition, the Company's reputation and the goodwill associated with its name could be materially adversely affected by the actions and reputation of the Spin-Off Subsidiaries, the businesses of which, until the Reorganization, will operate as units of Stream and, in some cases, under the "Stream" name.

  The Spin-Off Subsidiaries are currently wholly owned by the Company. Following the Reorganization approximately 48.0% of the outstanding capital stock of each of the Spin-Off Subsidiaries will be indirectly owned (through ownership interests in PLEX) by R.R. Donnelley and its affiliates. None of the agreements to be entered into by the Company with the Spin-Off Subsidiaries resulted from "arm's length" negotiations. In addition, the Company did not retain separate counsel from that retained by the Spin-Off Subsidiaries in negotiating such agreements. The Company believes, however, that the terms of the Transitional Service Agreements are on a basis at least as favorable to the Company as those that would have been obtained from third parties on an arm's length basis and that they will be adequate to allow the Company to continue its business as previously conducted on an independent basis. These agreements may be modified in the future and additional arrangements may be entered into between the Company, the Spin-Off Subsidiaries and R.R. Donnelley. The Company intends that, insofar as a determination can objectively be made, each future agreement or transaction between the Company and any affiliated parties (including the Spin-Off Subsidiaries and R.R. Donnelley) will be on terms at least as favorable to the Company as could be obtained from unaffiliated parties for comparable services or arrangements.

  In connection with the Reorganization, the Company will contribute to the Spin-Off Subsidiaries its Corporate Software & Technology Business and MMI Business and their related assets and liabilities. In addition, all of the indebtedness of the Company to R.R. Donnelley prior to the Reorganization, other than approximately $50 million, will be retained by PLEX, and R.R. Donnelley will release the Company from such indebtedness retained by PLEX. Each Spin-Off Subsidiary will indemnify the Company from and against the respective liabilities assumed by it in the Reorganization, and R.R. Donnelley will indemnify the Company for three years following this offering against any such assumed liabilities not paid by such entities (up to an aggregate of $100 million). The Company will, however, generally remain contingently liable for all such assumed liabilities. There can be no assurance that claims relating to such liabilities will not be asserted against the Company or that, if any such claim is successfully asserted, the Company will be able to collect any indemnified amounts from the Spin-Off Subsidiaries or R.R. Donnelley. Any failure to do so could have a material adverse effect on the Company.

  Until the expiration of the applicable statutes of limitations, R.R. Donnelley has agreed to indemnify the Company in respect of any tax payable by the Company with respect to (i) any gain realized by the Company as a result of the Reorganization or the Spin-Off Distribution, which is not intended to be tax-free to the stockholders of the Company or to the Company, and (ii) any other income tax liabilities of the Company relating to the Spin-Off Subsidiaries' businesses, to the extent that such taxes and/or liabilities in the aggregate exceed the value of the net operating loss carryforwards, if any, retained by the Company. The Company will, however, remain contingently liable for all such taxes and liabilities, and there can be no assurance any indemnified amounts will be collected from R.R. Donnelley. See "The Reorganization."

  Fluctuations in Quarterly Operating Results. The Company could experience quarterly variations in revenues and operating income as a result of many factors, including the introduction of new products, platforms, or technologies by clients or potential clients, the introduction of new services by the Company, actions taken by competitors, the timing of the establishment or termination of client agreements, the allocation of support requests by clients among various support providers, the timing of additional selling, general and administrative expenses incurred to acquire and support new or additional business and changes in the Company's revenue mix among its various service offerings. For example, the Company's revenues in the fourth quarter of fiscal 1995 and 1996 increased in part due to the seasonally higher volume of calls attributable to its hardware manufacturer clients. Many of the factors that could cause such variations are outside of the control of the Company. In connection with certain contracts, the Company could incur costs in periods prior to recognizing revenues under those contracts. The Company must plan its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter. The Company's revenues may be difficult to forecast because the Company's sales cycle is relatively long and may depend on factors such as the size and scope of assignments, the degree of penetration of clients' new products and general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Attraction and Retention of Employees and Key Executives. The Company's business involves the delivery of professional services and is highly labor-intensive. The Company's growth and success depend largely upon its ability to attract, develop, motivate and retain highly skilled technical employees. The Company's industry is characterized by high personnel turnover. In addition, qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The inability to hire and retain technical personnel could have a material adverse effect on the Company, including its ability to secure client arrangements and meet client demands. In addition, a significant portion of the Company's costs consist of wages to hourly workers. An increase in hourly wages, costs of employee benefits or employment taxes could have a material adverse effect on the Company. The success of the Company is also partially dependent upon the efforts, direction and guidance of its key executives. Other than Mr. Moore and Ms. Salerno, who are expected to enter into employment agreements prior to the closing of this offering, none of the Company's key executives are subject to employment agreements, and the Company carries no key person life insurance. The loss of any of the Company's key executives or its inability to attract and retain key executives in the future could have a material adverse effect on the Company. See "Business--Operations and Quality Assurance," "Business--Employees" and "Management."

  Risks Relating to International Operations. A portion of the Company's operations are conducted outside the U.S., and the Company intends to further expand its international operations. Currently, the Company operates five call centers in Europe, has approximately 470 permanent and 60 temporary full-time employees outside of the U.S., participates in a joint venture in Japan and sells its services to clients in seven countries. In 1996, revenues from the Company's services outside the U.S. totaled approximately $21 million, representing 13% of the Company's total revenues. International revenues have increased in absolute dollars and as a percentage of revenues in each year since 1993, and the Company anticipates that international revenues will continue to account for an increasing percentage of its total revenues.
The Company may encounter difficulties in marketing, selling and delivering its services outside of the U.S. due to differences in cultures, languages and employment policies and differing political, social and economic systems. The Company is subject to risks associated with international operations and sales, including changes in foreign regulatory requirements, devaluations of currency and fluctuations in currency exchange rates, trade barriers and political and economic instability. Such risks could have a material adverse effect on the Company. See "Business--International Operations."

  Dependence on Growth of Outsource Technical Support Services Market. The Company derives all of its revenues from the sale of outsource technical support services. Accordingly, the Company's business and growth depend in large part on the industry trend toward outsourcing technical support services, an increasing number of products requiring support and an increasing demand for support services by corporations and individual end users. There can be no assurance that these trends will continue, as organizations may elect to perform such services in-house or the demand for support services may not continue to increase. A significant change in the direction of these trends could have a material adverse effect on the Company. See "Business-- Industry Background" and "Business--Competition."

  Risk of Emergency Interruption of Call Center Operations. The Company's business is highly dependent on its computer and telecommunications equipment and software systems. The Company has taken precautions to protect itself and its clients from events that could interrupt delivery of the Company's services. These precautions include off-site storage of backup data, fire protection, physical security systems and rerouting of telephone calls to one or more of the Company's other call centers in the event of an emergency. There can be no assurance, however, that natural disaster, human error, equipment malfunction or inadequacy, or other event would not result in a prolonged interruption in the Company's ability to provide support services to its clients. The temporary or permanent loss of the Company's computer or telephone equipment or systems, through casualty, operating malfunction or otherwise, could have a material adverse effect on the Company. The Company's property and business interruption insurance may not be adequate to compensate the Company for all losses that it may incur. See "Business--Operations and Quality Assurance" and "Business--Facilities."

  Risks Associated with Rapidly Changing Technology. The Company's business is highly dependent on its computer and telecommunications equipment and software systems. The Company's failure to maintain the quality of its technological capabilities or to respond effectively to technological changes could have a material adverse effect on the Company. The Company's future success will also be highly dependent on its ability to enhance existing services, service new products and platforms and introduce new services to respond to changing technological developments. There can be no assurance that the Company can successfully develop and bring to market any new services in a timely manner, that such services will be commercially successful or that competitors' technologies or services will not render the Company's services noncompetitive or obsolete. In addition, the Company is planning to implement a new workforce management system in late 1997, which is designed to increase the utilization of service agents through improved scheduling. There can be no assurance the Company will be able to implement such system in a timely and cost-effective manner, that the establishment of such system will not cause interruptions to the Company's operations or that, once established, such system will be effectively utilized. The introduction of new products or platforms by clients or potential clients that require a lower level of expert technical support, that require the Company to hire or train additional employees or implement new systems or that are not supported by the Company and reduce the usage of products supported by the Company could have a material adverse effect on the Company. See "Business--Technology."

  Intellectual Property Risks. The Company licenses third party software that is important to its operations and the provision of its services, such as Aspect Telecommunication Corporation's automatic call distribution system and Scopus Technology, Inc.'s call tracking system. The inability of the Company to continue to license such software on commercially reasonable terms could have a material adverse effect on the Company. In addition, due to the nature of the Company's business, while the Company has implemented numerous policies and procedures to safeguard the confidential information of its clients, there can be no assurance that the Company will not be subject to a claim that it improperly used or disclosed proprietary client information. See "Business--Intellectual Property."

  Antitakeover Provisions. The Company's Certificate of Incorporation, as in effect upon the closing of this offering (the "Certificate of Incorporation"), requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and requires reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. The Certificate of Incorporation also provides for a classified Board of Directors.

  The authorized but unissued capital stock of the Company includes 1,000,000 shares of preferred stock. The Board of Directors is authorized without further action by the stockholders to provide for the issuance of such preferred stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may issue a series of preferred stock in the future that will have preference over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up or that could otherwise adversely affect holders of the Common Stock or discourage or make difficult any attempt to obtain control of the Company. Also, Section 203 of the Delaware General Corporation Law, as amended from time to time (the "DGCL"), which is applicable to the Company following this offering, prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation. The Company has exempted R.R. Donnelley and its affiliates (and direct transferees who acquire up to a 25% equity interest in the Company) from this restriction. These provisions, and other provisions of the Certificate of Incorporation, the Company's By-laws and the DGCL, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

  Shares Eligible for Future Sale. Sales of a substantial number of shares of the Company's Common Stock in the public market after this offering, or the perception that such sales could occur, could adversely affect the market
price of the shares of the Company's Common Stock. Of the     shares of Common
Stock to be outstanding upon completion of this offering, the     shares
offered hereby will be freely tradeable without restriction. All of the
remaining     shares of Common Stock are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as
amended (the "Act"). Of these restricted securities, approximately     shares
that are not subject to the lock-up agreements described below will become eligible for sale in the public market immediately after this offering
pursuant to Rule 144(k) under the Act and approximately     shares which are
not subject to such lock-up agreements will become eligible for sale in the public market 90 days following the date of this Prospectus pursuant to Rule 144 or Rule 701 under the Act. Taking into consideration the effect of lock-up agreements entered into by all officers and directors and certain stockholders
of the Company, an additional     shares will become eligible for sale in the
public market upon expiration of the lock-up agreements 180 days after the date of this Prospectus, subject to the provisions of Rules 144 and 701. In
addition,     shares of Common Stock subject to outstanding options and not subject to lock-up agreements will become eligible for public sale 90 days after the date of this Prospectus. The Company intends to file a Registration Statement on Form S-8 enabling option holders to sell shares for which options are exercisable and which do not qualify for an exemption under
Rule 701 under the Act. The holders of approximately     shares of Common
Stock to be outstanding upon the closing of this offering are entitled to certain rights with respect to registration of such shares for sale to the public beginning 181 days after the closing of this offering. See "Management--Compensation of Directors," "Management--Executive Compensation," "Management--Employee Benefit Plans," "Description of Capital Stock" and "Shares Eligible for Future Sale."

  No Prior Market; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active public market will develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the Company, R.R. Donnelley and the Representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Common Stock may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new services by the Company or its competitors, developments with respect to conditions and trends in the technical support industry, governmental regulation, changes in estimates by securities analysts of the Company's future financial performance, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies for reasons unrelated or disproportionate to their operating performance. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company.

  Dilution; Potential Need for Additional Financing. Purchasers of shares of Common Stock in this offering will experience an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. Additional dilution is likely to occur upon exercise of outstanding options. In addition, the Company could in the future require additional financing. There can be no assurance such financing would be available on acceptable terms, if at all, and any future equity financing could cause additional dilution to stockholders of the Company. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE COMPANY

  The Company was incorporated in Delaware in February 1995 and changed its name to "Stream International Holdings Inc." in February 1996. Prior to and after the Reorganization, the Company's outsource technical support business has been and will be operated as a subsidiary of Stream International Holdings Inc. The only business conducted by the Company after the Reorganization will be the outsource technical support business. In connection with the Reorganization, Stream International Holdings Inc. will change its name to "Stream International Inc." Unless the context otherwise requires, references in this Prospectus to "Stream" or the "Company" refer to Stream International Holdings Inc. and its subsidiaries after giving effect to the foregoing name change and the Reorganization, and references to the "Parent Company" refer to Stream International Holdings Inc. prior to the Reorganization. The Company's executive offices are located at 275 Dan Road, Canton, Massachusetts 02021, and its telephone number is (617) 575-6800.

  "Stream" is a service mark of the Company. All other service marks, trademarks and trade names used in this Prospectus are the property of their respective owners.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the     shares of Common
Stock offered by the Company hereby are estimated to be $    after deducting
the underwriting discounts and commissions and estimated offering expenses payable by the Company and assuming an initial public offering price of $ per share. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders in this offering.

  The Company currently plans to use the net proceeds of this offering (i) to repay approximately $50 million of indebtedness to R.R. Donnelley assumed by the Company in connection with the Reorganization and (ii) to fund capital expenditures primarily for the expansion of operations. For information regarding the loans from R.R. Donnelley to be assumed by the Company, see "Certain Transactions" and "The Reorganization." Any remaining net proceeds of this offering are expected to be used for working capital and general corporate purposes. A portion of the proceeds of this offering may also be used to fund potential acquisitions, although the Company is currently not a party to any commitments or negotiations with respect to any such transaction.

  Pending application of the proceeds of this offering, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to finance the operations and development of the business and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, any bank credit facility entered into by the Company may contain certain restrictions on the payment of cash dividends.

                                CAPITALIZATION

  The following table sets forth as of December 31, 1996 (i) the actual capitalization of the Company, (ii) the capitalization of the Company giving pro forma effect to the conversion of Class B Common Stock into shares of Class A Common Stock and the reclassification of all shares of Class A Common Stock as Common Stock, the assumption of approximately $50 million in indebtedness to R.R. Donnelley and the exercise in full of the Incentive Option prior to or upon the closing of this offering and (iii) such pro forma capitalization of the Company as adjusted to reflect the receipt and application by the Company of the estimated net proceeds to the Company from
the sale of    shares in this offering based upon an assumed initial public
offering price of $    per share. See "Use of Proceeds." This table should be
read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                        DECEMBER 31, 1996
                                                  -----------------------------
                                                                     PRO FORMA
                                                  ACTUAL  PRO FORMA AS ADJUSTED
                                                  ------- --------- -----------
                                                         (IN THOUSANDS)
Short-term obligations........................... $ 2,112   $          $
                                                  =======   =====      =====
Long-term obligations, net of current portion.... $ 3,952   $          $
                                                  -------   -----      -----
Stockholders' equity (1):
  Net Parent Company investment..................  52,584
  Preferred Stock, $.01 par value; 1,000,000
   shares authorized, no shares issued or
   outstanding pro forma and pro forma as
   adjusted......................................     --
                                                  -------   -----      -----
  Common Stock, $.01 par value;    shares
   authorized,    shares issued and outstanding
   pro forma,    shares issued and outstanding
   pro forma as adjusted.........................     --
                                                  -------   -----      -----
  Additional paid-in capital.....................     --
  Cumulative translation adjustments ............      79
                                                  -------   -----      -----
  Total stockholders' equity.....................  52,663
                                                  -------   -----      -----
  Total capitalization........................... $56,615   $          $
                                                  =======   =====      =====

--------
(1)  Excludes    shares of Common Stock reserved for issuance pursuant to the
     Company's stock plans, under which options to purchase    shares were
     outstanding at March 1, 1997. See "Management--Compensation of Directors," "Management--Executive Compensation" and "Management-- Employee Benefit Plans."

                                    DILUTION

  The net tangible book value of the Company as of December 31, 1996, giving pro forma effect to the Reorganization and the assumption by the Company, in connection with the Reorganization, of approximately $50 million of
indebtedness to R.R. Donnelley, was $   . Net tangible book value per share
represents the amount of the Company's total tangible assets reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding, giving pro forma effect to the conversion of all shares of Class B Common Stock into Class A Common Stock and the reclassification of Class A Common Stock as Common Stock, the one-for-
reverse stock split of the Common Stock and the exercise of the Incentive Option, in each case prior to or upon the closing of this offering. Without taking into account any other changes in such net tangible book value after December 31, 1996, other than to give effect to the receipt and application by
the Company of the net proceeds from the sale of the    shares of Common Stock
offered hereby by the Company at an assumed initial public offering price of
$   per share after deducting the underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the
Company as of December 31, 1996 would have been $   or $   per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to existing stockholders and an immediate dilution in pro forma net
tangible book value of $   per share to purchasers of Common Stock in this
offering, as illustrated in the following table:

Assumed initial public offering price per share.......................      $
  Pro forma net tangible book value per share at December 31, 1996.... $
  Increase per share attributable to new investors....................
                                                                       ----
Pro forma net tangible book value per share after the offering........
                                                                            ----
Dilution per share to new investors...................................      $
                                                                            ====

  The following table summarizes, on a pro forma basis as set forth above, as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by the existing stockholders and by the investors purchasing shares of Common Stock offered hereby (at an assumed initial public offering price of
$    per share):

                         SHARES PURCHASED         TOTAL CONSIDERATION
                         ----------------------   ------------------------
                                                                             AVERAGE PRICE
                         NUMBER       PERCENT      AMOUNT        PERCENT       PER SHARE
                         -------      ---------   ---------     ----------   -------------
Existing stockholders...         (1)            %  $                       %     $
New investors...........                                    (2)                  $
                          -------      ---------   ---------     ----------
Total...................                   100.0%  $                  100.0%
                          =======      =========   =========     ==========

--------
(1) Sales by the Selling Stockholders in this offering will cause the number of
    shares held by existing stockholders to be reduced to     shares or  % of
    the total number of shares of Common Stock outstanding after this offering,
    and will increase the number of shares held by new investors to     or  %
    of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."
(2) Before deducting the underwriting discounts and commissions and estimated offering expenses.

  As of December 31, 1996 there were     shares of Common Stock issuable upon
the exercise of outstanding options at a weighted average exercise price of $ per share. The issuance of shares upon exercise of these options is not reflected in the preceding tables. If all of the options outstanding as of December 31, 1996 were exercised in full, the dilution per share to purchasers of Common Stock in this offering would be $ . Such exercises would increase
the number of shares held by existing stockholders to     shares, or  % of the
total number of shares of Common Stock to be outstanding after this offering, and would (i) decrease the number of shares held by the purchasers of Common Stock in this offering to % of the total number of shares of Common Stock to be outstanding after this offering, (ii) increase the total consideration paid to the Company by existing stockholders to $ , or % of the total consideration paid to the Company, and (iii) increase the average price per share paid by existing stockholders to $ .

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The selected consolidated financial data presented below as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, are derived from the Company's Consolidated Financial Statements, included elsewhere in this Prospectus, and have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data presented below as of December 31, 1993 and 1994 and for each of the two years in the period ended December 31, 1993 are derived from internal company records and are unaudited. The historical consolidated financial data give effect to the Reorganization and exclude the results of the Spin-Off Subsidiaries, may not be indicative of the Company's future performance and do not necessarily reflect what the financial position and results of operations of the Company would have been had the Company operated as a separate, stand-alone entity during the periods covered. See "Consolidated Financial Statements." These data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes included elsewhere in this Prospectus.

                                              YEAR ENDED DECEMBER 31,
                                      ----------------------------------------
                                       1992   1993    1994    1995      1996
                                      ------ ------- ------- -------  --------
                                        (IN THOUSANDS, EXCEPT PER SHARE AND
                                                  OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues........................... $2,842 $14,074 $37,388 $78,243  $155,498
  Operating expenses:
    Cost of services.................  1,560   9,905  22,891  57,338   117,309
    Selling, general and
     administrative expenses.........    872   3,661  10,646  23,994    39,110
    Nonrecurring charges (1).........    --      --      --      --      4,500
                                      ------ ------- ------- -------  --------
  Income (loss) from operations......    410     508   3,851  (3,089)   (5,421)
  Interest expense...................    --      --      --      --        188
  Provision (benefit) for income
   taxes.............................    183     224   1,724    (817)     (924)
                                      ------ ------- ------- -------  --------
  Net income (loss).................. $  227 $   284 $ 2,127 $(2,272) $ (4,685)
                                      ====== ======= ======= =======  ========
  Pro forma net income (loss) per
   common share (2)..................
  Pro forma weighted average common
   shares outstanding (2)............
OPERATING DATA (AT PERIOD END):
  Call centers.......................      1       5       6      10        11

                                                          DECEMBER 31,
                                                 ------------------------------
                                                  1993   1994    1995    1996
                                                 ------ ------- ------- -------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA (3):
  Cash and cash equivalents..................... $    2 $   162 $    21 $ 1,142
  Working capital ..............................     34   3,469  13,350  19,910
  Total assets..................................  7,559  20,593  53,598  76,987
  Long-term obligations, net of current portion.    938   2,505   1,734   3,952
  Total stockholders' equity....................  3,198  12,603  40,964  52,663

--------
(1) During the fiscal year ended December 31, 1996, the Company recorded a pre-tax charge of $4.5 million associated with the consolidation of certain European facilities, recruiting certain members of management and establishing new compensation and benefit plans. Excluding such charges, operating income (loss), net income (loss) and pro forma net income (loss) per common share would have been $(921), $(1,385) and $ , respectively. See Note 5 of Notes to Consolidated Financial Statements.
(2) Gives effect to (i) the automatic conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock, and the reclassification of all shares of Class A Common Stock as Common Stock,
    upon the closing of this offering, (ii) a one-for-   reverse stock split
    of the Company's Common Stock effective prior to the closing of this offering and (iii) the exercise in full of the Incentive Option prior to the closing of this offering.
(3) Balance sheet data is not available for 1992 since the Company was treated as a cost center of CSI.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company's outsource support business began in 1992 as a unit of CSI, which sold and licensed software products and services to major corporations. CSI began providing technical support in the mid-1980s as part of a bundled product offering. In response to demands from key clients that were seeking to outsource technical support, CSI established a separate business unit to provide such support. In 1995, CSI and the Outsource Manufacturing Services Division of R.R. Donnelley combined to form the Stream family of companies, consisting of the Company's outsource technical support business, the MMI Business and the Corporate Software & Technology Business. Prior to the closing of this offering, the Company will spin-off the MMI Business and Corporate Software & Technology Business to its stockholders. See "The Reorganization."

  From its inception, the Company's primary strategic focus has been to grow revenues and increase market share. The Company has made significant investments in its infrastructure, including investments in call centers, workstations, divisional and corporate personnel, management and systems. In late 1996, the Company implemented a number of initiatives designed to improve profitability, particularly with respect to its cost of services. These included aligning management compensation plans with profitability targets, reorganizing call center supervisor and management structures to improve efficiency and eliminating an employee home computer reimbursement plan. Future initiatives that the Company plans to undertake include the implementation of a new workforce management system in late 1997, which is designed to increase the utilization of service agents through improved scheduling. In 1997, the Company plans to open one new call center and has closed one small call center in the U.S. The Company also plans to consolidate two of its call centers into one new center in Europe during the remainder of 1997.

  The Company's European operations, which began in 1994, are less mature than its U.S. operations and have incurred operating losses since inception. The Company is reorganizing certain of its European operations and recorded a restructuring charge of $3.0 million in 1996 in connection with this reorganization. The Company will record an additional charge of approximately $1.0 million in the first quarter of 1997 in connection with this reorganization.

  The Company seeks to develop long term relationships with its clients and expects that a substantial portion of its revenue growth will be generated by existing clients. In 1996, revenues from existing clients (companies that were clients of the Company in both 1995 and 1996) increased approximately 85%. The Company's revenues are recognized as services are rendered. These services are generally billed on a per-minute, per-incident, per-call or per-agent basis.

  In connection with the Reorganization, the Company will enter into agreements pursuant to which it will obtain certain transitional services from the Spin-Off Subsidiaries and provide certain transitional services to the Spin-Off Subsidiaries. See "The Reorganization."

RESULTS OF OPERATIONS

  The following table sets forth statement of operations data as a percentage of revenues for the periods indicated:

                                                    YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                     1994     1995      1996
                                                    -------  -------   -------
  Revenues.........................................   100.0%   100.0%    100.0%
  Operating expenses:
    Cost of services...............................    61.2     73.3      75.4
    Selling, general and administrative expenses...    28.5     30.7      25.2
    Nonrecurring charges...........................      --       --       2.9
                                                    -------  -------   -------
  Income (loss) from operations....................    10.3     (4.0)     (3.5)
  Interest expense.................................      --       --       0.1
  Provision (benefit) for income taxes.............     4.6     (1.1)     (0.6)
                                                    -------  -------   -------
  Net income (loss)................................     5.7%    (2.9)%    (3.0)%
                                                    =======  =======   =======

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

  Revenues. Revenues increased $77.3 million, or 98.9%, to $155.5 million in 1996 from $78.2 million in 1995. This increase consisted of $66.4 million of revenues from existing clients and $10.9 million of revenues from new clients. International revenues increased $13.0 million, or 166.7%, to $20.8 million in 1996 from $7.8 million in 1995. The Company increased its capacity through the opening of a call center in North America in the fourth quarter of 1995 and two call centers in Europe in 1996. The Company closed one call center in Europe in 1996.

  Cost of Services. Cost of services includes primarily labor wages and benefits and communications expenses directly related to technical support activities. Cost of services increased $60.0 million, or 104.7%, to $117.3 in 1996 from $57.3 in 1995. As a percentage of revenues, cost of services increased to 75.4% in 1996 from 73.3% in 1995. This increase was due in part to the addition of service agents and other employees associated with the expansion of call center capacity in Europe. The European call centers were not fully utilized throughout the year, and as a result, cost of services were incurred without a commensurate increase in revenues.

  Selling, General and Administrative ("SG&A") Expenses. SG&A expenses include all other costs associated with supporting the Company's business including management, sales and marketing, facilities cost, depreciation and human resource management. SG&A expenses increased $15.1 million, or 62.9%, to $39.1 million in 1996 from $24.0 million in 1995. As a percentage of revenues, these expenses decreased to 25.2% in 1996 from 30.7% in 1995. This decrease was due primarily to the leveraging of these expenses over a larger revenue base.

  Nonrecurring Charges. During the fiscal year ended December 31, 1996, the Company recorded a pre-tax charge of $4.5 million associated with the consolidation of certain European locations, recruitment of certain members of management and establishment of new compensation and benefit plans. See Note 5 of Notes to Consolidated Financial Statements.

  Income (Loss) from Operations. Loss from operations increased $2.3 million to $5.4 million in 1996 from $3.1 million in 1995, as the result of the foregoing factors. Excluding the nonrecurring charge recorded in 1996, loss from operations in 1996 was $0.9 million.

  Net Income (Loss). Net loss increased to $4.7 million in 1996 from $2.3 million in 1995. The Company recorded a tax benefit of $0.9 million in 1996 as compared to $0.8 million in 1995. Excluding the nonrecurring charge incurred in 1996, the net loss was $1.4 million.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

  Revenues. Revenues increased $40.8 million, or 109.1%, to $78.2 million in 1995 from $37.4 million in 1994. This increase consisted of $26.7 million of revenues from existing clients and $14.1 million of revenues from new clients. International revenues increased $5.4 million, or 225.0%, to $7.8 million in 1995 from $2.4 million in 1994. The Company increased its capacity through the opening of a call center in North America in the fourth quarter of 1994 and three call centers in North America and two in Europe in 1995. The Company closed one call center in Europe in 1995.

  Cost of Services. Cost of services increased $34.4 million, or 150.2%, to $57.3 million in 1995 from $22.9 million in 1994. As a percentage of revenues, cost of services increased to 73.3% in 1995 from 61.2% in 1994. This increase was due primarily to the addition of service agents and call center management associated with the expansion of call center capacity in both domestic and European operations. The new call centers were not fully utilized throughout the year, and as a result, cost of services were incurred without a commensurate increase in revenues.

  SG&A Expenses. SG&A expenses increased $13.4 million, or 126.4%, to $24.0 million in 1995 from $10.6 million in 1994. As a percentage of revenues, these expenses increased to 30.7% in 1995 from 28.5% in 1994. This increase was due primarily to increased expenses incurred following the CSI-MMI Merger and costs associated with the addition of two new call centers in the second half of 1995.

  Income (Loss) from Operations. Loss from operations increased $7.0 million to a loss of $3.1 million in 1995 from income of $3.9 million in 1994, as the result of the foregoing factors.

  Net Income (Loss). Net loss increased to $2.3 million in 1995 from net income of $2.1 million in 1994. The Company recorded a tax benefit of $0.8 million in 1995 as compared to a tax provision of $1.7 million in 1994.

QUARTERLY RESULTS AND SEASONALITY

  The following table sets forth certain unaudited financial data of the Company for each of the quarters in 1995 and 1996. This information has been derived from unaudited financial statements that, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such quarterly information. The operating results for any quarter are not necessarily indicative of results to be expected for any future period.

                                                  QUARTER ENDED
                                      --------------------------------------
                                      MARCH 31, JUNE 30,  SEPT. 30, DEC. 31,
                                        1995      1995      1995      1995
                                      --------- --------  --------- --------
                                                   (IN THOUSANDS)
Revenues.............................  $13,215  $14,423    $20,258  $30,347
Operating expenses:
  Cost of services...................    8,297   10,344     15,692   23,005
  Selling, general and administrative
   expenses..........................    4,049    4,743      6,356    8,846
  Nonrecurring charges...............      --       --         --       --
                                       -------  -------    -------  -------
Income (loss) from operations........      869     (664)    (1,790)  (1,504)
Interest expense.....................      --       --         --       --
Net income (loss)....................  $   422  $  (479)   $(1,162) $(1,053)
                                       =======  =======    =======  =======

                                                  QUARTER ENDED
                                      -------------------------------------
                                      MARCH 31, JUNE 30, SEPT. 30, DEC. 31,
                                        1996      1996     1996      1996
                                      --------- -------- --------- --------
                                                   (IN THOUSANDS)
Revenues.............................  $33,729  $37,154   $38,516  $46,099
Operating expenses:
  Cost of services...................   26,841   27,102    29,637   33,729
  Selling, general and administrative
   expenses..........................    8,204    9,411    10,035   11,460
  Nonrecurring charges...............      --       --        --     4,500
                                       -------  -------   -------  -------
Income (loss) from operations........   (1,316)     641    (1,156)  (3,590)
Interest expense.....................       51       49        45       43
Net income (loss)....................  $  (969) $   370   $  (890) $(3,196)
                                       =======  =======   =======  =======

  The Company's revenues in the fourth quarter of 1995 and 1996 increased in part due to the seasonally higher volume of calls attributable to its hardware manufacturer clients. The Company expects that increased revenues from software publishers and online service providers will lessen this seasonal effect in future periods.

  The Company could experience quarterly variations in revenues and operating income as a result of many factors, including the introduction of new products, platforms or technologies by clients or potential clients, the introduction of new services by the Company, actions taken by competitors, the timing of the establishment or termination of client agreements, the allocation of support requests by clients among various support providers, the timing of additional selling, general and administrative expenses incurred to acquire and support new or additional business and changes in the Company's revenue mix among its various service offerings. Many of the factors that could cause such variations are outside of the control of the Company. In connection with certain contracts, the Company could incur costs in periods prior to recognizing revenues under those contracts. The Company must plan its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecasts in any quarter would likely adversely affect the Company's operating results for that quarter. The Company's revenues may be difficult to forecast because the Company's sales cycle is relatively long and may depend on factors such as the size and scope of assignments, the degree of penetration of clients' new products and general economic conditions.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company has been operated as a division, and since the CSI-MMI Merger in 1995 its primary source of liquidity has been investments from the Parent Company. The Company expects to seek to establish a bank line of credit for up to $30 million following the closing of this offering.

  Net cash provided by operating activities increased $6.7 million to $1.4 million in 1996 compared to a use of $5.3 million in 1995. This increase was the result of an increase of $7.3 million in net income before depreciation and other non-cash charges to $11.5 million in 1996, excluding a nonrecurring charge of $4.5 million, compared to $4.2 million in 1995, offset somewhat by changes in working capital. Net cash used in investing activities decreased $4.4 million to $19.7 million in 1996 compared to $24.1 million in 1995, principally due to less rapid expansion of call center facilities. In 1996, the Company opened two new call centers while closing one call center in Europe. In 1995, the Company opened three new call centers in North America and two new call centers in Europe while closing one call center in Europe. Net cash provided by financing decreased $9.9 million to $19.3 million in 1996 compared to $29.2 million in 1995. These amounts represent primarily transfers from the Parent Company. The decrease was the result of lower cash requirements necessary to fund the Company's expansion.

  Net cash used by operating activities increased $5.4 million to a use of $5.3 million in 1995 compared to cash provided by operating activities of $0.1 million in 1994. The increase in cash used by operating activities was the result of a decrease of $0.2 million in net income before depreciation and other non-cash charges to $4.2 million in 1995 from $4.4 million in 1994, as well as changes in working capital associated with the Company's growth. Net cash used in investing activities increased by $18.0 million in 1995 to $24.1 million compared to $6.1 million in 1994, principally due to the Company's accelerated expansion in call center facilities. In 1995, the Company opened three new call centers in North America and two new call centers in Europe while closing one in Europe. Net cash provided by financing increased $23.1 million to $29.2 million in fiscal 1995 compared to $6.1 million in 1994. These amounts represent primarily transfers from the Parent Company necessary to fund the Company's expansion.

  Capital expenditures were $20.0 million, $24.1 million and $7.7 million in 1996, 1995 and 1994, respectively. Historically, capital expenditures have been, and future expenditures are anticipated to be, primarily for facilities and equipment to support expansion of the Company's operations and additions to the Company's call and data management systems. The Company plans to make capital expenditures of approximately $20 million in 1997, of which approximately $2.5 million has been incurred through March 31, 1997.

  The Company believes that funds generated from operations, the net proceeds of this offering, and credit expected to be available under a bank facility will be sufficient to finance its current operations, planned capital expenditures and internal growth for at least 12 months. However, if the Company were to make any significant acquisitions for cash, it may be necessary to obtain additional debt or equity financing.

                                   BUSINESS

  Stream is a leading worldwide provider of outsource technical support services. The Company provides support services via the telephone, e-mail and the Internet primarily to customers of leading software publishers, hardware manufacturers and online service providers. The Company's service agents answer questions, diagnose problems and resolve technical difficulties, ranging from simple error messages to wide area network failures. The Company employs more than 4,300 service agents, who resolve inquiries in 11 languages at ten call centers located in the U.S., Germany, France, the U.K. and the Netherlands. By focusing on technical support, a more complex activity than traditional teleservices, Stream believes that it is able to differentiate itself from its competitors and provide its clients with high quality service and a cost-effective solution to their technical support needs.

  Stream's clients include software publishers such as Microsoft, Netscape, SunSoft and Symantec; hardware manufacturers such as Apple Computer and Hewlett-Packard; and online service providers such as CompuServe, The Microsoft Network ("MSN") and Sprint. The Company also provides support for companies in emerging market segments such as online financial services and interactive video services. In addition, the Company provides corporate help desk services to major corporations, including Norell Services and Shell. The Company has recently begun to offer its services directly to end users in the consumer/small office/home office ("SOHO") market. Stream's corporate client base has grown from three clients in 1992 to 137 clients as of February 1, 1997, and the Company currently supports over 70 products for its top ten clients.

INDUSTRY BACKGROUND

  Information technology continues to proliferate due in part to increased usage of computers and peripherals, growth in the mobile workforce, increased international demand and popularization of the Internet. With growing product complexity, shorter product life cycles and an increasing number of products and multi-vendor computer and network configurations, users need greater levels of assistance to more effectively utilize their technology. As a result, the demand for technical support services via the telephone, e-mail and the Internet is increasing.

  As the volume and complexity of technical support increases, software publishers, hardware manufacturers, online service providers and other organizations are finding it increasingly difficult and expensive to service all their support needs in-house. It is estimated that one in six employees of software publishers performs technical support functions, up from one in twelve employees in 1989, and that the cost of technical support now amounts to approximately 4% and 8% of the revenues of hardware manufacturers and software publishers, respectively. In addition, technical support is especially challenging to undertake as a non-core function because of the need for ongoing capital investment in specialized equipment, the attendant workforce management challenge and the inherent need for scale. As a result, companies are increasingly outsourcing technical support services to third-party technical support providers as part of an overall effort to focus internal resources on core competencies, improve operating efficiencies and reduce costs. Through the development of sophisticated computer and telecommunications technologies, including advanced call management, call tracking, and database management systems, these outsource providers have increased the efficiency and effectiveness of their technical support programs.

  Outsource technical support services have three primary components: (i) managing product support for technology vendors, including software publishers, hardware manufacturers and online service providers; (ii) providing help desk services to large corporations; and (iii) providing support services directly to consumers. New applications for technical support services are expected to develop as technology is increasingly used in consumer products and services, such as online banking and personal digital systems. Dataquest estimates that outsource technical support services provided by third parties to software publishers, hardware manufacturers and online service providers totaled approximately $2 billion in 1996. In addition, corporations are increasingly seeking to outsource their internal help desk functions. The Gartner Group predicts that more than 40% of companies with internal help desks will outsource a portion of this function by 1998, compared to 15% in 1995.

BUSINESS STRATEGY

  Stream believes that it is well-positioned to capitalize on the accelerating trend toward outsourcing technical support services. Key elements of the Company's business strategy include the following:

  Leverage Leading Market Position. The Company believes that it has developed a scale of operations and technical support expertise that differentiate it from its competitors. The Company's expertise, reputation and position as a leading worldwide provider of outsource technical support services have helped it build a client base that includes many leading information technology providers. The Company believes it is involved in most major support proposal requests, from both established information technology companies and companies developing emerging technology applications. The Company believes that its scale of operations and infrastructure enable it to implement effectively and in a timely manner large support programs for new products and clients. The Company plans to leverage its reputation, scale and expertise to continue to effectively service its existing clients as well as attract new clients.

  Focus on Technical Support Services. By focusing on technical support, a more complex activity than traditional teleservices, Stream believes that it is able to differentiate itself from its competitors and provide its clients with high quality service and a cost-effective solution to their technical support needs. Currently, the Company's clients include principally software publishers, hardware manufacturers, online service providers and, to a lesser extent, major corporations outsourcing corporate help desk functions. As new uses for technology continue to develop, such as online banking and personal digital systems, the Company expects to leverage its technical support expertise to expand its client base and service offerings.

  Emphasize Quality Service. Stream's commitment to quality service is critical to its clients and has contributed to the Company's reputation as a preferred vendor of technical support services. Accordingly, the Company encourages its clients to include quality assurance procedures and performance requirements in their agreements with the Company. The Company has won numerous awards for its services, including Software Support Professionals Association Star Awards for Software Technical Assistance for the last four years and EuroChannel's Innovator Award in 1996. Stream was also recently given special recognition by Microsoft for Excellence in Client Satisfaction.

  Utilize Sophisticated Technology Infrastructure. The Company utilizes sophisticated telecommunications and computer technology, open systems architecture and knowledgebase management, which enable it to offer high quality technical support. Through the use of this advanced technology, support requests and related information are relayed seamlessly between Stream and its clients, allowing for a connection that is transparent to the end user. Stream's use of an open architecture-based system allows the Company to add new capacity and technology as needed. The Company also uses sophisticated in-house and client database technology to capture and utilize information gathered from the millions of support requests it receives annually.

  Expand Multinational Presence. The Company believes that the trend toward outsourcing technical support occurring in the U.S. is also occurring in international markets. In addition, Stream believes that many companies, including certain of its existing clients, are seeking large and sophisticated technical support providers with international support capabilities. To address these opportunities, Stream has expanded geographically, with five call centers in Europe, the establishment of a joint venture in Japan with Fujitsu Limited ("Fujitsu") and support capabilities in 11 languages. In order to better serve its clients, Stream has grown its call center network internally, rather than through acquisitions, which has enabled the Company to maintain its quality standards and use compatible technology throughout its network of call centers.

  Maintain Excellence in Human Resource Management. Because of the complex nature of its services, Stream devotes significant resources to attract, retain and manage a well-trained and stable work force. The Company located its initial call centers in metropolitan areas near colleges and universities in order to have access to a large number of skilled employees. Over two-thirds of the Company's 4,300 service agents are permanent full-time employees, and the Company employs experts in numerous products and platforms, ranging from advanced programming languages such as C++, JAVA and VisualBasic to common desktop applications.

GROWTH STRATEGY

  Stream's objective is to expand and enhance its position as a leading provider of outsource technical support services via the telephone, e-mail and the Internet. Key elements of the Company's growth strategy include the following:

  Expand Relationships with Existing Clients. Stream believes there is a significant opportunity to increase sales to its core client base of software publishers, hardware manufacturers and online service providers as these clients increasingly outsource technical support activities. To date, a large portion of the Company's growth has been attributable to increased sales to existing clients. For example, revenues from companies that were clients of the Company in both 1995 and 1996 increased approximately 85% in 1996. The Company targets opportunities to increase the size of its current technical support programs and also seeks to support additional products on behalf of its clients. For example, since 1992 the number of products supported by the Company for a large software publisher has increased from three to 25. In addition, during 1996 the number of products supported for a large hardware manufacturer increased from one to eight.

  Establish New Client Relationships. The Company seeks to establish new client relationships, particularly in emerging segments of the information technology market. For example, the Company began supporting Netscape's Internet browser in 1994. The Company believes there are also opportunities to add new clients in the corporate help desk market as a result of the continuing trend of large corporations to outsource their internal technical support activities. Stream believes its reputation for quality service and existing support capabilities provide it with the opportunity to become a preferred provider of these services. In addition, the Company believes that it will benefit from any future growth in the consumer/SOHO market. As a result of its efforts to diversify its client base, Stream has increased its number of corporate clients from three clients in 1992 to 137 as of February 1, 1997.

  Capitalize on Growth of Technology-Enabled Products. The Company believes that advances in information technology will create opportunities to sell new services to existing clients and to serve emerging client segments. In particular, Stream believes that companies in all industries will increasingly incorporate information technology into their products and services and consequently will need to provide technical support services for new applications, including online banking and interactive video services such as the digital satellite system.

  Pursue Strategic Alliances and Acquisitions. While the Company's growth to date has been through the internal establishment of additional call centers, the Company may in the future selectively pursue strategic alliances and acquisitions that extend its presence into new markets or industries, expand its client base, add new services or expand its operations. In particular, the Company believes there will be domestic and international acquisition opportunities as the industry consolidates. The Company may also seek to establish additional strategic alliances, such as the Company's joint venture with Fujitsu that gives the Company a presence in Japan.

SERVICES

  The Company provides telephone-based and electronic support services to end users of hardware and software products and online services. Assistance is delivered through direct interaction with end users and corporate help desk personnel. Services include resolution of problems relating to the configuration and set-up, installation and interoperability of different products, and the level of support requests ranges from simple error messages to complex wide area network failures. These services cover a broad set of technologies, including operating environments, applications, databases, communication and network products, systems tools, development environments and Internet/intranet products. The Company provides support for multiple stages of a product's life cycle, including alpha and beta support, initial release, upgrade introduction and sunset product support.

  The Company's technical support services are provided 24 hours a day, seven days a week, primarily through telephone dialogues with Company service agents. Technical support is also offered through online connections and e-mail. In response to the growing demand for electronic support, the Company anticipates that it will expand its electronic support offerings and, in 1997, offer support via its site on the World Wide Web.

  The Company offers the following technical support packages:

  Custom Outsource Support. Stream provides custom outsource support services to large clients with substantial support demands. The Company tailors these programs to meet the needs of a specific client and will typically provide a dedicated team of service agents, interface with the client's systems and adhere to the client's queue times and other service requirements. Clients that use custom outsource support generally commit to purchase a minimum support request volume. While custom outsource support typically involves support of multiple client products under various agreements that often contain initial terms of one year, the Company's overall relationships with its custom outsource support clients tend to be longer-term in nature. The Company negotiates each custom outsource support agreement individually. Pricing is typically on a per-minute, per-incident, per-call or, for certain low-volume applications, per-agent basis. Custom outsource support accounted for a substantial majority of the Company's revenues in 1996.

  Multi-Client Support. Multi-client support is offered primarily to clients whose call volume does not warrant custom outsource support and to corporate help desk clients. Multi-client support is "cross-queued" so that a single service agent is trained to handle products of multiple clients. This permits small and medium-sized companies and corporate help desk clients to utilize the Company's expertise and infrastructure on a more cost-effective basis. As with custom outsource support, the Company negotiates each multi-client support contract individually, and pricing is typically on a per-minute, per-incident, per call or per-agent basis.

  Individual End User Support. End user support services are offered through packages of telephone support sold directly to end users. In 1997, the Company plans to launch its Internet-based electronic support service, which will provide end users with a variety of ways to obtain answers to technical support questions on the World Wide Web, including Web responses and online chat. Individual end user support services are currently priced on a per-incident basis depending on response time and service level.

CLIENTS

  The Company's clients include leading software publishers, hardware manufacturers, online service providers and Fortune 1000 corporations. In 1996, each of Microsoft (including MSN), Hewlett Packard, Compaq and CompuServe accounted for over 10% of the Company's revenues. The Company's ten largest clients accounted for approximately 92% of the Company's revenues in 1996. See "Risk Factors--Dependence on Key Clients." The Company sells its technical support services to four client segments:

  Information Technology Companies. A substantial majority of the Company's revenues to date have been derived from support services provided to information technology companies. The Company believes there is a significant opportunity to increase sales to this core client base as these clients increasingly outsource technical support activities. The Company's information technology clients include software publishers such as Microsoft, Netscape, SunSoft and Symantec; hardware manufacturers such as Apple Computer and Hewlett-Packard; and online service providers such as CompuServe, MSN and Sprint. The Company also provides support for companies in emerging market segments such as online financial services and interactive video services.

  Corporate Help Desks. A segment targeted by the Company for future growth is the corporate help desk support market. Currently, only a small percentage of the Company's revenues are generated from large corporations that outsource hardware and software help desks to third parties or use third party providers to augment their internal support staff. The Company plans to increase its focus on this market with targeted marketing programs and a variety of pricing options. The Company's corporate help desk clients include Norell Services and Shell.

  Individual End Users. An additional segment targeted by the Company for growth is the consumer/SOHO market. In order to reduce costs, the Company believes hardware manufacturers and software publishers will over time begin to shift a portion of their increasing support burden directly to individual end users. Although these end users are expected to continue to represent a small percentage of the Company's business, the Company believes the aggregate number of support requests from individual end users will increase. The Company intends to market support services to individual end users through VARs, systems integrators, retail establishments and direct-to-consumer programs.

  Other. Along with continued focus on its traditional client base, the Company intends to pursue new areas of technical assistance for specific vendors in other technology-enabled industry segments, including financial services, consumer electronics, entertainment products, cable television, insurance and health care.

 Microsoft Relationship

  Stream has been providing technical support for Microsoft, the Company's largest client, since 1992. While revenues from Microsoft have increased each year since 1992, the Microsoft relationship accounted for approximately 40% of the Company's total revenues in 1996 as compared to 57% in 1995 and 73% in 1994. The Company's relationship with Microsoft is multi-faceted and includes support for many of Microsoft's desktop and language products and MSN. The primary Microsoft agreement, which relates to support of desktop and language products, continues to be subject to periodic renewal by Microsoft, and the current term will expire on September 1, 1997 unless renewed by Microsoft.

OPERATIONS AND QUALITY ASSURANCE

 Call Center Operations

  End users of the Company's services dial a technical support number, which is often listed in the product manual, and are connected by the client, or in some cases directly, to an appropriate Stream service agent. The service agent answers the call and in many cases simultaneously receives on his or her computer screen information regarding the caller. The service agent may collect supplemental information from the caller such as location, company, product or other information relevant for client billing. The service agent is specially trained in the applicable product and acts as a transparent extension of the client in answering questions, diagnosing problems and resolving technical difficulties. Using a variety of tools, including linked workstations that give each service agent access to common databases of acquired knowledge, peer support and proprietary materials, the agent resolves the support request. Following the resolution of the call, the agent will typically log information regarding the call into the Company's call tracking system.

  Every service agent is equipped with one or more personal computers with relevant desktop application software releases. Call centers are outfitted with software libraries where agents can test new versions of a client's product or view client product demonstrations. Agents use advanced labs and mini-labs equipped with hardware, software and network configurations that enable them to replicate the clients' systems when diagnosing problems. The Company's call centers contain emergency protection, including power backup in the event of electrical failure, call routing through alternative offices of its long distance telecommunications carriers, backup servers and files, halon-protected computer rooms, sprinkler systems and 24-hour security. Call centers in the U.S. are connected through multiple fiber optic voice/data T1 and T3 circuits provided by third parties to form an integrated and redundant wide area network, allowing rerouting of telephone calls to other call centers in the event of a local telecommunications failure. The Company also maintains tape backups and offsite storage to assure the integrity of its reporting systems and databases. See "Risk Factors--Risk of Emergency Interruption of Call Center Operations."

 Quality Assurance

  The Company monitors and measures the quality and accuracy of its end user interactions through quality assurance procedures that are currently implemented at each call center and, in some cases, by its clients. The Company continuously monitors call pickup time, length of call queue and other support request information. This data is used for both internal and client reporting. Stream and its clients also track client satisfaction using surveys and periodic call monitoring. This monitoring allows the Company to measure service levels and resource commitments. In addition, mandatory coaching by consultants, managers, mentors and peers helps teach new ways to approach technical problems and provides constructive feedback, and employees are incented to meet internal quality goals. The Company encourages its clients to include quality assurance procedures and performance requirements in their agreements with the Company. Accordingly, many of the Company's client agreements contain provisions defining specific levels of service performance and satisfaction.

  The Company's commitment to quality service has been critical to its ability to establish and maintain client relationships. The Company has won numerous awards for its services, including Software Support Professionals Association Star Awards for Software Technical Assistance for the last four years and EuroChannel's Innovator Award in 1996. The Company was also recently given special recognition by Microsoft for Excellence in Client Satisfaction. The Company intends to supplement its quality assurance procedures through the establishment in 1997 of a central quality assurance department, which the Company believes will further increase the efficiency and effectiveness of the quality assurance process.

 Personnel and Training

  Because of the complex nature of its services, Stream devotes significant resources to attract, retain and manage a well-trained and stable work force. The Company located its initial call centers in metropolitan areas near colleges and universities in order to have access to a large number of skilled employees. Over two-thirds of the Company's 4,300 service agents are permanent full-time employees. Service agents receive two to four weeks of initial training before interacting with end users plus a minimum of one to three weeks per year of on-going training. The Company employs experts in numerous products and platforms, ranging from advanced programming languages such as C++, JAVA and VisualBasic to common desktop applications. The Company has an established career path for its service agents, who over time gain more responsibility and a broader, more sophisticated product portfolio. See "Risk Factors--Attraction and Retention of Employees and Key Executives."

FACILITIES

  The Company currently maintains ten call centers in the U.S. and abroad, ranging in size from approximately 14,400 to 150,000 square feet. The following table sets forth certain information as of February 28, 1997 with respect to each call center:

                                                        APPROXIMATE
                                                         NUMBER OF
                                                         FULL-TIME  APPROXIMATE
                          APPROXIMATE        LEASE        SERVICE    NUMBER OF
SITE LOCATION            SQUARE FOOTAGE EXPIRATION DATE AGENTS (1)  WORKSTATIONS
-------------            -------------- --------------- ----------- ------------
U.S. Centers
  Beaverton, Oregon
   (Gemini Facility)....     22,600         3/31/99          268         234
  Beaverton, Oregon
   (Murray Facility)....     89,000         9/30/00          823         721
  Canton, Massachusetts.     99,900         1/31/00          573         745
  Dallas, Texas (LBJ Fa-
   cility)..............     97,900        10/31/00          794         718
  Dallas, Texas (Trinity
   Facility)............    150,000         9/30/01        1,338       1,188
  Westwood, Massachu-
   setts (2)............        N/A             N/A          105         155
International Centers
  Amsterdam, the Nether-
   lands (3)............     19,800        12/31/99          231         220
  Apeldoorn, the Nether-
   lands (3)............     15,300             N/A           30          50
  Munich, Germany.......     15,500        10/15/06           86         100
  Londonderry, Northern
   Ireland (4)..........     30,000             N/A           47         250
  Velizy, France........     14,400        11/15/04           74          95
                            -------                        -----       -----
    Total...............    554,400                        4,369       4,476

--------
(1) Includes full-time temporary service agents.
(2) This facility has been shared among various Stream business units. In March 1997, the Company relocated employees at this facility to its Canton, Massachusetts facility.
(3) In 1997, the Company plans to consolidate these facilities into a new approximately 50,400 square foot facility in the Netherlands.
(4) A written lease is presently being negotiated between the landlord of this facility and the Company.

  The Company's multiple time-zone operations permit flexible service scheduling and more efficient telecommunications management, as work loads can be shifted from one geographic area to another to aid call handling during peak periods. The telecommunications and computing networks of each site are linked, allowing certain cross-site information sharing.

  In addition to the consolidation of two call centers in the Netherlands into a new larger facility, the Company anticipates that it will open at least one new call center in the U.S. in 1997. See "Risk Factors--Ability to Manage Growth." New site locations are selected based on access to a well-educated and technically proficient labor market and on labor and infrastructure costs. Additionally, in order to minimize start-up costs associated with a new center, the Company attempts to identify sites where local, state or federal land or training grants are available. The Company plans to limit the size of new call centers to 80,000 square feet, which translates into a maximum of approximately 700 service agent workstations. The Company may also seek to establish multiple site support locations within certain defined geographic areas, allowing for improved "fault-tolerance" and disaster recovery management. This will help ensure consistent service levels across the Company's sites in case of emergency, an important ingredient for client support excellence.

TECHNOLOGY

  Stream believes that the effective integration of sophisticated telecommunications and computer technology is essential to providing rapid, cost-effective deployment of its technical support services. The Company's call centers use advanced automatic call distributor systems and a variety of commercially available and proprietary software to provide effective client service. The Company's call centers are connected by a worldwide frame relay network for routing data. In addition, the Company uses a combination of public (virtual private networks) and private voice facilities to interconnect its call centers. These worldwide data and voice facilities provide sophisticated and reliable routing capabilities that enable both data and voice traffic to be routed around network and facilities failures. Stream's advanced client/server architecture is closely integrated with its telecommunications systems and allows (i) rapid deployment of software for technical support activities, (ii) a high degree of flexibility for modifying network architecture when required to support client needs and (iii) knowledge capture and analysis for support service improvement. The Company believes these systems provide a competitive advantage in retaining existing clients and attracting new business. As of February 28, 1997, the Company had approximately 40 employees dedicated to information systems management and maintenance.

  To provide support for its clients in a timely and cost-effective manner, Stream also relies on its extensive in-house knowledgebase as well as the knowledgebases of its clients. The data acquired from many of the millions of support requests received annually by the Company are captured, processed and added to the client's database or, in some cases, into the Company's in-house database. Using linked workstations, many service agents have access to these common databases of acquired knowledge, often allowing support requests to be solved quickly without additional research. In this way, Stream's service agents do not have to continually "reinvent the wheel," which the Company believes affords a higher level of client satisfaction and increased productivity. See "Risk Factors--Dependence on Key Clients" and "Risk Factors--Risks Associated with Rapidly Changing Technology."

INTERNATIONAL OPERATIONS

  The Company believes that the trend toward outsourcing technical support occurring in the U.S. is also occurring in international markets. In addition, Stream believes that many companies, including certain of its existing clients, are seeking large and sophisticated technical support providers with international support capabilities. To address these opportunities, Stream has expanded geographically, with five call centers in Europe, the establishment of a joint venture in Japan with Fujitsu and support capabilities in 11 languages. As of February 28, 1997, the Company had approximately 470 permanent and 60 temporary full-time employees located outside of the U.S. and sold its services to clients in seven countries. In order to better serve its clients, Stream has grown its call center network internally, rather than through acquisitions, which has enabled the Company to maintain its quality standards and use compatible technology throughout its network of call centers.

  The Company has entered into a Joint Venture Agreement with Fujitsu pursuant to which Stream and Fujitsu have become joint owners of a Japanese corporation that sells and licenses software products and provides computer consulting and support services. The joint venture licenses certain technology and know-how from Stream and gives Stream a presence in Japan.

  In 1996, revenues from the Company's services outside the U.S. totaled approximately $21 million, representing 13% of the Company's total revenues. International revenues have increased in absolute dollars and as a percentage of revenues in each year since 1993, and the Company anticipates that international revenues will continue to account for an increasing percentage of its total revenues. The Company may encounter difficulties in marketing, selling and delivering its services outside of the U.S. due to differences in cultures, languages and labor and employment policies and differing political, social and economic systems, and the Company is subject to risks associated with international operations and sales. See "Risk Factors--Risks Relating to International Operations."

SALES AND MARKETING

  The Company's sales objective is to develop long-term relationships with existing and potential clients to become the preferred supplier of their technical support requirements. As a result of the Company's expertise and reputation, the Company's client base includes leading information technology providers, and the Company believes it is involved in most major support proposal requests, both from established information technology companies and companies developing emerging technology applications. The Company sells its services through a direct sales organization, including new business account managers dedicated to accounts according to client segment. Account managers are assigned to a limited number of accounts in order to develop a complete understanding of each client's particular needs and to form strong client relationships. Account managers are also encouraged to sell additional services offered by the Company. Both custom outsource support services and multi-client support services are sold through dedicated new business account managers, and corporate help desk services are sold through telesales agents. In 1997, the Company plans to offer Internet-based electronic support via its site on the World Wide Web.

  Stream invests significant resources during the development of a client relationship to understand the client's technical support processes, systems and requirements. The Company assesses the client's needs and goals and, with input from the client, develops a technical support solution. As part of its marketing efforts, the Company invites potential and existing clients to visit its call centers, where the Company can demonstrate its sophisticated telecommunications and call tracking technology, its quality assurance procedures and the specialized knowledge of its service agents. The Company may also emphasize its ability to rapidly accommodate a new client or a significant increase in business from an existing client through its linked telecommunications and computing networks and its ability to establish new call centers in under three months.

  In addition to the Vice President, Sales, as of February 28, 1997 the Company employed five sales account managers responsible for new accounts as well as three business unit directors and three product managers who are responsible for maintaining existing client relationships on a day-to-day basis. The Company plans to add additional sales personnel as necessary to obtain new information technology clients, better sell additional services to existing clients and address emerging market segments such as corporate help desks and companies outside the technology industry offering information technology products and services.

COMPETITION

  The industry in which the Company competes is extremely competitive and highly fragmented. The Company believes many of its clients purchase technical support services primarily from a limited number of preferred vendors. The Company's competitors include corporations that may possess greater resources, greater name recognition and a more established client base than the Company. The Company believes its principal competitors are currently National TechTeam, SITEL, Sykes and TeleTech. In addition, the Company competes with organizations that provide technical support through in-house personnel. As a result of this competition, client agreements may be subject to pricing pressure, and competition for contracts for certain of the Company's services may take the form of competitive bidding in response to requests for proposals. In addition, clients may require vendors to provide services in multiple locations and meet client volume and satisfaction thresholds. Such pricing pressures and contract terms could have a material adverse effect on the Company.

  The Company believes that the principal competitive factors in the technical support services industry are pricing structure, reputation for quality, ability to support a wide range of products from a variety of suppliers, wide geographic coverage and the capability to deliver tailored client solutions. While the Company believes it competes favorably based on these factors, there can be no assurance that the Company will be able to compete effectively with existing or future competitors or in-house technical support operations. See "Risk Factors--Competition" and "Risk Factors--Dependence on Growth of Outsource Technical Support Services Market."

INTELLECTUAL PROPERTY

  The Company relies upon a combination of contractual provisions and trade secret laws to protect the proprietary information used in connection with its support services. The Company attempts to protect its trade secrets and other proprietary information through agreements with employees, consultants and clients. The Company does not hold any patents and does not have any patent applications pending. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of its proprietary rights or third party development of comparable proprietary technology. The Company also licenses third party software that is important to its operations and the provision of its services, such as Aspect Telecommunication Corporation's automatic call distribution system and Scopus Technology, Inc.'s call tracking system. The inability of the Company to continue to license such software on commercially reasonable terms could have a material adverse effect on the Company. In addition, due to the nature of the Company's business, while the Company has implemented numerous policies and procedures to safeguard the confidential information of its clients, there can be no assurance that the Company will not be subject to a claim that it improperly used or disclosed proprietary client information. See "Risk Factors--Intellectual Property Risks."

EMPLOYEES

  As of February 28, 1997, the Company had approximately 3,407 permanent full-time employees, consisting of 3,065 service agents, 330 management, administration and finance personnel and 12 sales and marketing personnel. As of such date, the Company also had approximately 1,304 temporary and 53 part-time service agents. The Company's employees are not represented by any labor union, and the Company believes its relationship with its employees is good. See "Risk Factors--Attraction and Retention of Employees and Key Executives."

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

  POST-REORGANIZATION. The executive officers, directors and key employees of the Company effective upon the consummation of the Reorganization and the closing of this offering and their ages as of December 31, 1996 are as follows:

EXECUTIVE OFFICERS AND DIRECTORS     AGE                     POSITION
--------------------------------     ---                     --------
Stephen D.R. Moore.................. 45  Chief Executive Officer and Chairman of the Board
Judith G. Salerno................... 43  President, Chief Operating Officer and Director
                                         Director
                                         Director
                                         Director
                                         Director
                                         Director
OTHER KEY EMPLOYEES
-------------------
Alicia T. Brophey................... 49  Vice President, General Counsel and Corporate
                                          Secretary
Robert M. Johnson................... 38  Vice President, Marketing and Business
                                          Development
Lloyd R. Linnell.................... 43  Vice President, Information Technology, and Chief
                                          Information Officer
Julie M. Schoenfeld................. 39  Vice President, Sales
Joseph P. Texeira................... 39  Corporate Controller

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  Mr. Moore will serve as Chief Executive Officer and Chairman of the Board of the Company upon the closing of this offering. He has served as Chief Executive Officer of the Parent Company's outsource technical support business unit since 1996, President and Chief Operating Officer and a Director of the Parent Company since 1996 and Co-President of the Parent Company from 1995 to 1996. Mr. Moore was President of CSI from 1992 to 1995, and Vice President of European Operations of CSI from 1989 to 1992. From 1986 to 1989, Mr. Moore served as Managing Director of Softsel Computer Products, Inc., a U.K.-based distributor.

  Ms. Salerno will serve as President and Chief Operating Officer and a Director of the Company upon the closing of this offering. She has served as President and Chief Operating Officer of the Parent Company's outsource technical support business unit since 1996. Ms. Salerno served as the Parent Company's Senior Vice President, Service Operations, from 1995 to 1996, Vice President, Support Services, of CSI from 1993 to 1995 and Director, Support Services, of CSI from 1990 to 1993. Ms. Salerno has also held management positions with Ashton-Tate, SoftBridge Microsystems Corporation, G.E. Software International and Chase Econometrics/Interactive Data Corp.

  Ms. Brophey will serve as Vice President, General Counsel and Corporate Secretary of the Company upon the closing of this offering. She served as Vice President and General Counsel of CSI from 1994 to 1995 and has served as Vice President and General Counsel of the Parent Company since 1995. From 1986 to 1994, Ms. Brophey served as Corporate Counsel of Wang Laboratories, Inc.

  Mr. Johnson will serve as Vice President, Marketing and Business Development, of the Company upon the closing of this offering. He has served as Vice President, Marketing and Business Development, of the Parent Company since 1996. From 1992 to 1996, Mr. Johnson served as Director and Principal Analyst of Software Services Research at Dataquest. He was also previously employed by Computer Associates International and CSI as Manager, Service Marketing.

  Mr. Linnell will serve as Vice President, Information Technology, and Chief Information Officer of the Company upon the closing of this offering. He has served as Vice President, Information Technology, of the Parent Company since 1996. From 1991 to 1995, Mr. Linnell held various positions at U.S. West Technologies Division, most recently as Vice President, Billing and Corporate Data. He was also previously employed by Bell Communications Research, Inc. and Bell Telephone Laboratories, Inc.

  Ms. Schoenfeld will serve as Vice President, Sales, of the Company upon the closing of this offering. She has served as Vice President, Sales, of the Parent Company since 1995. From 1994 to 1995, she managed the corporate end user help desk business unit of CSI. Ms. Schoenfeld was Regional Sales Director for Interbase Database Products at Borland International from 1989 to 1993 and was also previously employed by Avant-Garde Computing, Inc., Hewlett-Packard and Procter & Gamble Company Inc.

  Mr. Texeira will serve as the Corporate Controller of the Company upon the closing of this offering. He has served as Director, Finance for Support Services, of the Parent Company since 1996. From 1988 to 1995, Mr. Texeira held various positions at New England Business Service, Inc., most recently as Controller, Computer Forms and Software Division. He was previously employed by Deloitte & Touche LLP.

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

  PRE-REORGANIZATION. The executive officers and directors of the Parent Company prior to the consummation of the Reorganization and the closing of this offering and their ages as of December 31, 1996 are as follows:

NAME                       AGE                     POSITION
----                       ---                     --------
Terence M. Leahy..........  41 Chief Executive Officer and Director
Gene S. Morphis...........  48 Senior Vice President and Chief Financial Officer
Morton H. Rosenthal.......  43 Chairman of the Board of Directors
Stephen J. Baumgartner....  46 Director
Cheryl A. Francis.........  43 Director
Morton H. Meyerson........  58 Director
Stephen D.R. Moore........  45 Director
Mark E. Nunnelly..........  38 Director
Robert F. White...........  42 Director

  Mr. Leahy has served as Chief Executive Officer and a Director of the Parent Company since 1996. He served as the Co-President of the Parent Company from 1995 to 1996. Prior to the CSI-MMI Merger, Mr. Leahy was employed by R.R. Donnelley, including as the President of the MMI Business from 1994 to 1995, as the Operations President, Americas, of the Documentation Services Group from 1993 to 1994 and as the Senior Vice President and Director of Software Sales, of the Documentation Services Group from 1990 to 1993.

  Mr. Morphis has served as the Senior Vice President and Chief Financial Officer of the Parent Company since 1995. He served as Chief Financial Officer of CVS, a chain drugstore retailer, from 1992 to 1995. Mr. Morphis held various positions at American Woodmark from 1989 to 1992, at Curtis Mathis from 1987 to 1988 and at Zale Corp. from 1980 to 1987.

  Mr. Rosenthal has served as Chairman of the Board of Directors of the Parent Company since 1995 and served as Chief Executive Officer in 1995. He was a founder of CSI and served as its Chairman and Chief Executive Officer.

  Mr. Baumgartner has served as a Director of the Parent Company since 1996. He has been an officer of R.R. Donnelley since 1993, serving as Executive Vice President and Sector President, Global Commercial Print Sector, since 1996, Executive Vice President and Chief Administrative Officer from 1995 to 1996 and Senior Vice President, Human Resources, Compensation and Benefits, from 1993 to 1995. Prior to joining R.R. Donnelley he was employed by FRC Management, Inc., a real estate development company, from 1991 to 1993.

  Ms. Francis has served as a Director of the Parent Company since 1995. She has served as Executive Vice President and Chief Financial Officer of R.R. Donnelley since 1995. Previously, she served as Treasurer of FMC Corporation, a diversified manufacturing company, from 1993 to 1995 and as Adjunct Faculty Member, University of Chicago Graduate School of Business, from 1991 to 1993.

  Mr. Meyerson has served as a Director of the Parent Company since 1995. He has served as Chairman of the Board of Directors of Perot Systems Corp., an outsourcing technical services and consulting company, since 1992. Mr. Meyerson serves on the Board of Directors of Crescent Real Estate Equities, Co. and Ensco International Incorporated.

  Mr. Moore's business experience is discussed above.

  Mr. Nunnelly has served as a Director of the Parent Company since 1995. Mr. Nunnelley has been a Managing Director of Bain Capital, Inc. since 1992, and a General Partner of Bain Venture Capital since 1990. Prior to joining Bain Venture Capital, Mr. Nunnelly was a Partner at Bain & Company, where he managed several relationships in the manufacturing sector, and he also was employed by Procter & Gamble Company Inc. in product management. He is a Director of several companies, including Dade International Inc.

  Mr. White has served as a Director of the Parent Company since 1995. Mr. White has been a Managing Director of Bain Capital, Inc. since 1993, and a General Partner of Bain Venture Capital since 1987. Prior to joining Bain Venture Capital, Mr. White was a Manager at Bain & Company and a Senior Accountant with Price Waterhouse LLP. He is a Director of Brookstone, Inc.

BOARD CLASSES AND COMMITTEES

  The Board of Directors will be divided into three classes, each of whose members serve for a staggered three-year term. The Board will be comprised of
   Class I Directors (   ,   and    ),    Class II Directors (   ,    and
   ), and    Class III Directors (   ,    ,     and    ). At each annual
meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held following the end of calendar years 1997, 1998 and 1999, respectively.

  The Board of Directors will appoint a Compensation Committee, which will establish and approve salaries and incentive compensation for certain senior officers and employees and administer and grant stock options pursuant to the Company's stock option plans. The Board of Directors will also appoint an Audit Committee, which will review the results and scope of the audit and other services provided by the Company's independent public accountants.

COMPENSATION OF DIRECTORS

  Members of the Board of Directors may be paid for attendance at Board or committee meetings and will be reimbursed for travel expenses.

  In     1997, the Company adopted the 1997 Director Stock Option Plan (the
"Director Plan"). Under the terms of the Director Plan, options to purchase shares of Common Stock will be granted to each non-employee director upon the closing of this offering at the closing price of the Common Stock on the Nasdaq National Market on the date of the closing. Thereafter, options to
purchase     shares of Common Stock will be granted to each new non-employee director upon his or her initial election to the Board of Directors. Annual
options to purchase     shares of Common Stock will be granted to each non-
employee director on the date of each annual meeting of stockholders. The options will vest in four equal annual installments beginning on the first anniversary of the date of grant; provided that the exercisability of these options will be accelerated upon the occurrence of an Acquisition Event (as
defined in the Director Plan). A total of    shares of Common Stock may be
issued upon the exercise of stock options granted under the Director Plan. The exercise price of options granted under the Director Plan will equal the closing price of the Common Stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation Committee upon the closing of this
offering will be       . See "Certain Transactions."

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the compensation earned by the Company in the fiscal year ended December 31, 1996 by the Company's Chief Executive Officer and its one other executive officer whose total annual salary and bonus exceeded $100,000 in fiscal 1996 (the Chief Executive Officer and such other executive officer are hereinafter referred to as the "Named Executive Officers"):

                                                      LONG-TERM
                                                     COMPENSATION
                                 ANNUAL COMPENSATION    AWARDS
                                 ------------------- ------------
                                                      SECURITIES
                                                      UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION (1)   SALARY     BONUS   OPTIONS (2)  COMPENSATION
-------------------------------  ------------------- ------------ ------------
Stephen D.R. Moore..............  $372,561  $187,501      --         $   --
 Chief Executive Officer
Judith G. Salerno...............   227,147    81,440                  6,500 (3)
 President and Chief Operating
  Officer

--------
(1) Excludes Messrs. Rory J. Cowan, Terence M. Leahy, Gene S. Morphis and Morton H. Rosenthal, who were executive officers of the Parent Company in 1996, but whose compensation is not included in the historical financial statements of the Company. See "Executive Officers, Directors and Other Key Employees--Pre-Reorganization."
(2) The share number below has been adjusted to reflect the reverse stock split of the Common Stock to be effected prior to the closing of this offering.
(3) Includes a $2,250 matching contribution made by the Company on behalf of Ms. Salerno pursuant to the Company's 401(k) Plan and $4,250 in life insurance premiums payed on behalf of Ms. Salerno. Does not include $7,251 cash value on life insurance policy.

  Option Grants in Last Fiscal Year. The following table sets forth certain information concerning grants of stock options for Common Stock made during fiscal 1996 to each of the Named Executive Officers:

                                 INDIVIDUAL GRANTS (2)
                    -----------------------------------------------
                                                                    POTENTIAL REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL
                    NUMBER OF      PERCENT                                RATES OF STOCK
                      SHARES      OF TOTAL                              PRICE APPRECIATION
                    UNDERLYING OPTIONS GRANTED EXERCISE               FOR OPTION TERM (4)(6)
                     OPTIONS   TO EMPLOYEES IN PRICE PER EXPIRATION --------------------------
NAME (1)             GRANTED   FISCAL YEAR (3) SHARE (4)  DATE (5)       5%           10%
--------            ---------- --------------- --------- ----------      --           ---
Stephen D.R. Moore      --            --           --        --               --            --
Judith G. Salerno                                 $                 $            $
                                                  $                 $            $

--------
(1) Excludes Messrs. Cowan, Leahy, Morphis and Rosenthal, who were executive officers of the Parent Company in 1996, but whose compensation is not included in the historical financial statements of the Company. See "Executive Officers, Directors and Other Key Employees--Pre-Reorganization."
(2) These stock options are exercisable in eight equal semi-annual installments commencing on the date of grant.
(3) Represents percentage of total options granted to employees of the Parent Company in fiscal 1996.
(4) These numbers have been adjusted to reflect the Spin-Off Distribution, as described below.
(5) The expiration date of an option is the tenth anniversary of the date on which the option was originally granted.
(6) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

  In connection with the Reorganization, the Company will adjust the exercise prices of all outstanding employee options to reflect the Spin-Off Distribution and will grant to each optionee new options ("New Options") for a number of equity units in PLEX equal to the number of shares covered by his or her option to purchase Common Stock of the Company (the "Original Option"). The exercise prices of both options will, in the aggregate, equal the exercise price of the Original Option, and the exercise price of each option will be determined based on the relative values of the MMI Business, the Corporate Software & Technology Business and the Company's outsource technical support business, as determined by the Board of Directors of the Parent Company prior to the closing of this offering. The allocation of such options is intended to preserve in the options the amount of gain inherent in the Original Option prior to the Reorganization. Employees of the Company after the Reorganization will therefore retain their Original Options, with an adjusted exercise price, and will receive New Options to purchase equity units in PLEX. Such New Options, which will have vesting schedules equivalent to that of the Original Option, will continue to vest as long as the optionee is employed by the Company. Similarly, all employees of the Parent Company who become employees of one of the Spin-Off Subsidiaries after the Reorganization will retain their Original Options for shares of Common Stock of the Company, with an adjusted exercise price, and receive New Options in PLEX, and will continue to vest with respect to all of such options as long as they remain in the employ of the particular Spin-Off Subsidiary to which they are assigned in the Reorganization. As a result of the foregoing, Mr. Moore and Ms. Salerno and
will receive options to purchase      and      equity units in PLEX,
respectively.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth certain information concerning each stock option exercise during fiscal 1996 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1996:

                                                  NUMBER OF SHARES
                           NUMBER                    UNDERLYING           VALUE OF UNEXERCISED
                          OF SHARES               OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                          ACQUIRED    VALUE           YEAR-END             FISCAL YEAR-END (2)
NAME (1)                 ON EXERCISE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
--------                 ----------- -------- ------------------------- -------------------------
Stephen D.R. Moore......      --        --                 /                         /
Judith G. Salerno.......      --        --                 /                         /

--------
(1) Excludes Messrs. Cowan, Leahy, Morphis and Rosenthal, who were executive officers of the Parent Company in 1996, but whose compensation is not included in the historical financial statements of the Company. See "Executive Officers, Directors and Other Key Employees--Pre-Reorganization."
(2) Based on the fair market value of the Common Stock as of December 17, 1996
    ($   per share), as determined by the Board of Directors, less the option exercise price, multiplied by the number of shares underlying the options.
    Based on a fair market value of $    (the midpoint of the range set forth
    on the cover page of this Prospectus), the value of the exercisable and unexercisable options held as of December 31, 1996 by Mr. Moore would have
    been $    and $   , respectively, and the value of the exercisable and
    unexercisable options held by Ms. Salerno would have been $    and $   ,
    respectively.

 Other Arrangements

  The Company expects to enter into employment agreements with Mr. Moore and Ms. Salerno prior to the closing of this offering. In addition, the Company and each of Mr. Moore and Ms. Salerno have entered into a management retention agreement pursuant to which such person will receive severance payments equal to two times his or her annual base salary plus bonus, and certain other benefits, if he or she is terminated without cause or resigns for good reason following a change of control of the Company, and pursuant to which his or her unvested options will accelerate in the event of a change in control. The Reorganization may constitute a change in control under these agreements.

EMPLOYEE BENEFIT PLANS

  1997 Stock Incentive Plan. The Company's 1997 Stock Incentive Plan (the
"1997 Incentive Plan") was adopted by the Company in      1997. The 1997
Incentive Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries. Under the 1997 Incentive Plan, the Company may grant options that are intended to qualify as incentive stock options ("incentive stock options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options not intended to qualify as incentive stock options ("non-statutory options"), restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of the
Company. A total of     shares of Common Stock may be issued upon the exercise
of options or other awards granted under the 1997 Incentive Plan. The maximum number of shares with respect to which awards may be granted to any employee
under the 1997 Incentive Plan shall not exceed     shares of Common Stock
during any calendar year.

  The 1997 Incentive Plan is administered by the Board of Directors and the Compensation Committee. Subject to the provisions of the 1997 Incentive Plan, the Board of Directors and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of Common Stock subject to the award.

  Payment of the exercise price of an award may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method approved by the Board or Compensation Committee, consistent with Section 422 of the Code and Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise permitted by the Company, awards are not assignable or transferable except by will or the laws of descent and distribution.

  The Board of Directors or Compensation Committee may, in its sole discretion, include additional provisions in any award granted or made under the 1997 Incentive Plan, including, without limitation, restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Board of Directors or Compensation Committee, so long as not inconsistent with the 1997 Incentive Plan or applicable law. The Board or Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1997 Incentive Plan may be exercised.

  The Company plans to grant, upon the closing of this offering, options to
employees to purchase up to approximately     shares of Common Stock under the
1997 Incentive Plan, at an exercise price equal to the initial public offering price.

  1997 Employee Stock Purchase Plan. The Company's 1997 Employee Stock
Purchase Plan (the "Purchase Plan") was adopted by the Company in      1997
and becomes effective upon the closing of this offering. The Purchase Plan
authorizes the issuance of up to a total of     shares of Common Stock to
participating employees.

  All employees of the Company, including directors of the Company who are employees, and all employees of any participating subsidiaries whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible
to participate. As of     , 1997, the Company had approximately   employees
eligible to participate in the Purchase Plan.

  On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount at a rate of 2%, 4%, 6%, 8% or 10% to be deducted by the Company from the employee's pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which is more than 15% of the employee's annualized base pay for the prior six month period divided by 85% of the market value of a share of Common Stock on the commencement date of the Offering Period. The Board of Directors may, in its discretion, choose an Offering Period of 12 months or less for each of the offerings and choose a different Offering Period for each offering.

  If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases to be employed for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares with the accumulated payroll deductions in the participant's account.

  1995 Stock Option Plans. In connection with the CSI-MMI Merger, the Parent Company adopted the 1995 Stock Option Plan (the "1995 Plan"), covering shares of Common Stock, the 1995 Replacement Stock Option Plan, covering shares of Common Stock (the "1995 Replacement Plan"), and the 1995 California
Stock Option Plan (the "1995 California Plan"), covering      shares of Common
Stock. As of      , 1997, options for a total of      shares of Common Stock
were outstanding under these plans. After the Reorganization, no further options will be granted under these plans.

  The 1995 Plan, 1995 Replacement Plan and 1995 California Plan (collectively, the "1995 Plans") provide for the grant of options to employees, officers and directors of, and consultants or advisors to, the Parent Company and its subsidiaries. Under the 1995 Plans, the Parent Company may grant options that are intended to qualify as incentive stock options and non-statutory options. Payment of the exercise price of an option may be made in cash, shares of Common Stock, a combination of cash or stock or by delivery of an unconditional undertaking by a broker to pay the exercise price upon settlement of a sale of the option shares. Options are not assignable or transferable except by will or the laws of descent and distribution.

  Savings and Retirement Program. In July 1995, the Company adopted a Savings and Retirement Program (the "401(k) Plan"), a tax-qualified plan covering all of its employees, into which the plan of CSI and a portion of the plan of R.R. Donnelley were previously merged. Each employee may elect to reduce his or her current compensation by up to 15%, subject to the statutory limit (a maximum of $9,500 in 1996), and have the amount of the reduction contributed to the 401(k) Plan. The Plan provides that the Company shall make matching contributions equal to fifty percent (50%) of the employee's contributions to the 401(k) Plan, not to exceed 3% of the employee's annual compensation. The 401(k) Plan also provides that the Company may, as determined from time to time by the Board of Directors, provide (i) a discretionary cash contribution, which will be allocated based on the proportion of the employee's compensation for the plan year to the aggregate compensation for the plan year for all eligible employees, and (ii) a profit based contribution, which will be allocated to those employees working in an operating division that has met its profitability goals for the year. All employee contributions to the 401(k) Plan are fully vested at all times and all Company contributions to the 401(k) Plan vest at a rate of twenty-five (25%) a year over a period of four years. Upon termination of employment, a participant may elect a lump sum distribution or payments in cash in annual installments not to exceed ten (10) years. The Company may amend certain provisions of the 401(k) Plan in connection with the Reorganization.

                             CERTAIN TRANSACTIONS

 CSI-MMI Merger

  In December 1993, Software Holdings, Inc. ("SHI"), which was organized by members of management of CSI (including Messrs. Moore and Rosenthal), certain affiliates of Bain Capital, Inc. ("Bain") and certain other investors, purchased CSI from its public stockholders. In April 1995, CSI and the MMI Business of R.R. Donnelley were combined in a transaction pursuant to which SHI, which owned all of the outstanding capital stock of CSI, merged with a wholly-owned subsidiary of the Parent Company, to which R.R. Donnelley had contributed the MMI Business (the "CSI-MMI Merger"). As a result of the CSI-MMI Merger, R.R. Donnelley acquired all of the outstanding shares of Class A Common Stock of the Parent Company, then representing approximately 80% of the outstanding capital stock of the Parent Company, and the former stockholders of SHI acquired all of the outstanding shares of Class B-V and Class B-N Common Stock (collectively, "Class B Common Stock") of the Parent Company, then representing approximately 20% of the outstanding capital stock of the Parent Company. In connection with the CSI-MMI Merger, the stockholders of SHI received cash distributions totaling approximately $27 million, including approximately $12.3 million distributed to certain affiliates of Bain, $4.2 million to Mr. Rosenthal and $165,000 to Mr. Moore. In addition, as part of the CSI-MMI Merger, the Parent Company granted to the former stockholders and optionees of SHI (the "SHI Stockholders"), on a pro rata basis, an option (the "Incentive Option") to acquire, for $.01 per share, a number of shares of Common Stock of the Parent Company representing, after exercise, up to 5% of the then outstanding capital stock of the Parent Company (on a fully-diluted basis including shares issued in any public offering) to the extent that the value of the Parent Company exceeded certain levels upon either a public offering or acquisition of the Parent Company occurring prior to June 30, 1997. As a result of an amendment to the Incentive Option entered into in connection with this offering, the Incentive Option will become exercisable
and be exercised as to    shares prior to the closing of this offering, and
all share data in this Prospectus gives effect to the issuance of such shares.

  Pursuant to the Restated Certificate of Incorporation of the Parent Company, as in effect upon the closing of the CSI-MMI Merger, R.R. Donnelley had certain rights to call all of the outstanding shares of Class B Common Stock for purchase during specified periods at prices based on a formula, and the holders of Class B Common Stock had the right to put their shares of Class B Common Stock to R.R. Donnelley during specified periods at prices based on a formula. The Restated Certificate of Incorporation also contained certain rights of first refusal restricting the transfer of shares of Class B Common Stock; certain rights of holders of Class B Common Stock to participate in transfers of shares by R.R. Donnelley; certain rights of R.R. Donnelley to require that holders of Class B Common Stock participate in a sale of shares to a third party; and certain covenants requiring the approval of the directors elected by R.R. Donnelley and/or the holders of Class B Common Stock for specified corporate actions. All of these provisions will terminate upon the closing of this offering.

  In connection with the CSI-MMI Merger, the Parent Company assumed an incentive plan of SHI (the "TARSAP Plan") pursuant to which the Parent Company
deposited     shares of its Common Stock into an escrow account for
distribution either to certain members of management of CSI upon payment of an
exercise price of $   per share or to the Class B Common stockholders,
depending upon the values realized upon any sale of shares of Common Stock of the Parent Company by the principal stockholders of the Parent Company. As a result of an amendment to the TARSAP Plan entered into in connection with this offering, prior to the closing of this offering such members of management
will receive (upon payment of the exercise price)    of the shares held in
such escrow account (including     shares to Mr. Rosenthal and     shares to
Mr. Moore) and such account shall be terminated. The remaining shares will be distributed to the holders of Class B Common Stock of the Parent Company
(including     shares to Mr. Rosenthal and     shares to Mr. Moore) on a pro
rata basis. All share data in this Prospectus gives effect to the exercise of such options upon the closing of this offering and the distribution of the remaining shares to the holders of Class B Common Stock of the Parent Company in accordance with the TARSAP Plan.

  Pursuant to the terms of the CSI-MMI Merger, the holders of Class B Common Stock, voting as a group, and R.R. Donnelley were each entitled to elect three members of the Parent Company's Board of Directors, and together they were entitled to elect up to two independent directors. Prior to the Reorganization, the members of the Board elected by the holders of Class B Common Stock are Mr. Moore, Mr. Nunnelly and Mr. White and the members elected by R.R. Donnelley are Mr. Baumgartner, Ms. Francis and Mr. Leahy. The arrangements with respect to the election of directors will terminate upon the closing of this offering.

 Relationship with R.R. Donnelley

  In connection with the CSI-MMI Merger, in April 1995 the Parent Company and R.R. Donnelley entered into various agreements and subleases pursuant to which the Parent Company purchased certain services from R.R. Donnelley. The amount paid by the Parent Company to R.R. Donnelley pursuant to these agreements was $4.1 million and $3.4 million in 1995 and 1996, respectively. In addition, the Parent Company shares certain facilities with R.R. Donnelley. See "The Reorganization" for information concerning the continuation of certain of these arrangements after the closing of this offering.

  Since April 1995, the Parent Company has borrowed an aggregate of
approximately $    million from R.R. Donnelley. These loans bear interest at
the LIBOR rate at the time of borrowing plus 35 basis points per annum. Approximately $50 million of such loans will be assumed by the Company in connection with the Reorganization. The remaining amount of these loans will be retained by PLEX, and R.R. Donnelley will release the Company from the obligation to pay the amount retained by PLEX.

  The Company has engaged R.R. Donnelley to provide the financial printing services in connection with this offering. The Company believes that the cost of such services is comparable to the cost that the Company would incur if obtaining such printing services from an unrelated party. See "Risk Factors-- Ownership by R.R. Donnelley."

 Other

  In April 1995, the Parent Company and Bain entered into a management services agreement pursuant to which Bain agreed to provide to the Parent Company general executive and management services at a cost to the Parent Company of $350,000 per year. This arrangement terminated as of July 1996. In addition, in connection with the CSI-MMI Merger the Parent Company paid to Bain a fee of $1.5 million.

  In September 1995, the Parent Company sold    and    shares of Common Stock
to Terence M. Leahy, then the Co-President of the Parent Company, and Rory J. Cowan, then the Chairman of the Board of the Company, respectively, at a
purchase price of    per share. In June 1996, the Parent Company sold
shares of Common Stock to an affiliate of Morton H. Meyerson, a director of
the Parent Company, at a purchase price of    per share.

  In August 1994 and April 1996, Mr. Moore received loans from the Company in the amounts of $100,000 and $150,000, respectively, relating to certain tax obligations in connection with his exercise of options and the payment of income taxes. The loans bear interest at the rates of 5.8% and 7.34%, respectively, and are due on April 21, 2000. The full principal amount of these loans is currently outstanding.

  Messrs. Cowan, Leahy, Morphis and Rosenthal, each of whom is or was a director or executive officer of the Parent Company prior to the Reorganization, have entered into various employment and other agreements with the Parent Company. Such agreements are being assigned to or assumed by the Spin-Off Subsidiaries in connection with the Reorganization and are not reflected in the historical financial statements of the Company.

                              THE REORGANIZATION

  Prior to the closing of this offering, the Company will effect the Reorganization pursuant to which the Company will (i) contribute to the Spin-Off Subsidiaries its Corporate Software & Technology and MMI Businesses, (ii) contribute to PLEX the capital stock of the Spin-Off Subsidiaries and (iii) distribute to the Company's stockholders all of the equity interests in PLEX. Accordingly, upon consummation of the Reorganization, the only business conducted by the Company will be the outsource technical support business. The consummation of the Reorganization is a condition to the closing of this offering. Purchasers of Common Stock in this offering will not receive any part of the Spin-Off Distribution.

  R.R. Donnelley and certain of its affiliates, who are Selling Stockholders in this offering, own approximately % of the outstanding Common Stock of the Company. Upon the closing of this offering, R.R. Donnelley and its affiliates will own up to 39.9% of the outstanding Common Stock of the Company ( % if the Underwriters' over-allotment option is exercised in full). Following the Reorganization, R.R. Donnelley and its affiliates will also indirectly own (through ownership interests in PLEX) approximately 48.0% of the outstanding capital stock of each of the Spin-Off Subsidiaries. R.R. Donnelley has agreed that for a period of three years following the closing of this offering it will not purchase any additional shares of Common Stock that would result in it and its affiliates owning over 49.9% of the Company's outstanding Common Stock.

  In connection with the Reorganization and prior to the closing of this offering, the Company will enter into the following arrangements with the Spin-Off Subsidiaries, PLEX and R.R. Donnelley:

  Contribution Agreements. The Company will enter into a Contribution Agreement with each of the Spin-Off Subsidiaries and PLEX (collectively, the "Contribution Agreements") providing for the contribution of the Corporate Software & Technology Business to one Spin-Off Subsidiary (the "Corporate Software & Technology Subsidiary") and the MMI Business to the other Spin-Off Subsidiary (the "MMI Subsidiary"), including the assets and liabilities of such respective businesses, and the contribution of the capital stock of the Spin-Off Subsidiaries to PLEX. The Contribution Agreements contain general indemnities between the Company and the Spin-Off Subsidiaries and the procedures by which indemnification may be claimed. The Contribution Agreements provide for, on the one hand, each of the Spin-Off Subsidiaries to indemnify the Company against any losses, liabilities or damages (including attorneys' fees) incurred in connection with any of the liabilities to be assumed by such Spin-Off Subsidiary pursuant to the Contribution Agreements and, on the other hand, the Company to similarly indemnify the Spin-Off Subsidiaries in respect of any liabilities retained by the Company. In addition, in the event the Spin-Off Subsidiaries fail to provide the required indemnification and a claim for payment is made within three years of the date of this offering, R.R. Donnelley has agreed to provide such indemnification to the Company, up to an aggregate indemnity of $100 million. The Company will generally remain contingently liable for all liabilities assumed by the Spin-Off Subsidiaries. There can be no assurance that claims relating to such liabilities will not be asserted against the Company or that, if any such claim is successfully asserted, that the Company will be able to collect any indemnified amounts from the Spin-Off Subsidiaries or R.R. Donnelley. Any failure to do so could have a material adverse effect on the Company.

  In connection with the Reorganization, PLEX will retain its obligation to repay the total amount, other than approximately $50 million, of the loans from R.R. Donnelley to the Parent Company, and R.R. Donnelley will release the Company from such amounts retained by PLEX. The Company currently plans to use approximately $50 million of the net proceeds from this offering to repay in full the amount of the loans from R.R. Donnelley that it will assume.

  Transitional Service Agreements. The Company has historically depended on the businesses being transferred to the Spin-Off Subsidiaries and on R.R. Donnelley for certain financial, tax, insurance, payroll, employee benefits, information technology and other services. In connection with the Reorganization, the

Company will enter into agreements with the Spin-Off Subsidiaries (collectively, the "Transitional Service Agreements") for the continued provision after the Reorganization of certain services formerly shared among such entities or provided by R.R. Donnelley. Pursuant to the Transitional Service Agreements, the Company will receive from the Spin-Off Subsidiaries certain financial, tax, insurance, payroll, employee benefits, information technology and other services, and the Company will provide to the Spin-Off Subsidiaries certain legal services, outsource technical support for certain clients of the Spin-Off Subsidiaries and information technology services. The Company estimates that annual payments under the Transitional Service Agreements will total approximately $2.0 million from the Company to the Spin-Off Subsidiaries and approximately $1.0 million to the Company from the Spin-Off Subsidiaries. Each party to the Transitional Service Agreements is generally prohibited from hiring the employees of the other party and from using or disclosing the other party's confidential information other than in connection with the performance of its obligations under such agreements.

  The Transitional Service Agreements generally terminate on the one-year anniversary of the closing of this offering, provided that the party receiving the services may terminate the agreement with respect to some or all of such
services upon 90 days' notice at any time after     , 1997. After such
termination, the Company will be required to provide the services it is receiving under such agreements internally or find a third-party provider of such services. There can be no assurance that the Company will be able to secure the provision of such services on acceptable terms, and the failure to do so could have a material adverse effect on the Company. The Company's historical financial statements reflect an allocation of expenses in connection with the services covered by the Transitional Service Agreements.

  Tax Sharing Agreement. The Company and the Spin-Off Subsidiaries will enter into a tax sharing agreement (the "Tax Sharing Agreement") that will define the parties' rights and obligations with respect to filing of returns, payments, deficiencies and refunds of federal, state and other income or franchise taxes relating to the Parent Company's business for tax years prior to and including the year in which the Reorganization occurs. In general, with respect to periods ending on or before the last day of the taxable year in
which the Reorganization occurs,     is responsible for (i) filing
consolidated state and federal tax returns for the Stream affiliated group and
(ii) paying the taxes relating to such returns. The Company and the Spin-Off Subsidiaries have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

  Until the expiration of the applicable statutes of limitations, R.R. Donnelley has agreed to indemnify the Company in respect of any tax payable by the Company with respect to (i) any gain realized by the Company as a result of the Reorganization or the Spin-Off Distribution, which is not intended to be tax-free to the stockholders of the Company or to the Company, and (ii) any other income tax liabilities of the Company relating to the Spin-Off Subsidiaries' businesses, after taking into account the net operating loss carryforwards and other tax attributes of the Company. The Company will, however, remain contingently liable for all such taxes and liabilities, and there can be no assurance any indemnified amounts will be collected from R.R. Donnelley.

  Subcontracts. The Company and the Corporate Software & Technology Subsidiary will enter into subcontracts pursuant to which the Company will provide support services to several customer clients of the Corporate Software & Technology Subsidiary and the Corporate Software & Technology Subsidiary will provide certain services in connection with the Company's joint venture with Fujitsu. The Company and the Spin-Off Subsidiaries may also enter into additional subcontracts relating to bundled products and services.

  Subleases. The Company will enter into subleases pursuant to which the Company will sublease call center space in Apeldoorn from the MMI Subsidiary and will sublease space in Amsterdam to R.R. Donnelley.

  Legal Proceedings. The Company is subject to certain legal proceedings relating to businesses other than the outsource technical support business.

  In connection with the transaction pursuant to which SHI acquired CSI for a cash payment of $15.00 per share to the public stockholders of CSI, the State of Wisconsin Investment Board and certain other former holders of an aggregate of 605,180 shares of Common Stock of CSI (and 136,750 shares that the Parent Company contends have not properly perfected their appraisal rights) are currently parties to an appraisal proceeding under Delaware law against CSI. Certain of the shares subject to this proceeding have subsequently been redeemed by the Parent Company for $15.00 per share, and the holders thereof are expected to be removed as parties. While the Company will remain the named defendant in such proceeding and remain contingently liable for the outcome, in connection with the Reorganization, the Company will assign this potential liability to the Corporate Software & Technology Subsidiary, which will agree to defend such proceeding and indemnify the Company for any costs and damages incurred as a result thereof.

  In February 1997, The Learning Company ("TLC") commenced legal proceedings against the Parent Company seeking an unspecified amount of damages in connection with the business relationship between TLC and the MMI Business. This proceeding is in the early stages of discovery. The Parent Company has denied all liability under TLC's complaint and has counterclaimed for an amount in excess of $26 million which it claims TLC owes to the Parent Company. While the Company will remain the named defendant in such proceeding and contingently liable for the outcome, in connection with the Reorganization, the Company will assign this potential liability (as well as any recovery on its counterclaim) to the MMI Subsidiary, which will agree to defend such proceeding and indemnify the Company for any costs and damages incurred as a result thereof.

  Pursuant to the Contribution Agreements, any liability relating to these legal proceedings will be transferred to the Spin-Off Subsidiaries and will be subject to the indemnification obligations of the Spin-Off Subsidiaries and R.R. Donnelley that are described above. See "Risk Factors--Ownership by R.R. Donnelley," "Risk Factors--Risks Relating to the Reorganization," "Certain Transactions" and "Principal and Selling Stockholders."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 1, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors before and after the Reorganization, (iii) each of the Named Executive Officers, (iv) all directors and executive officers after the Reorganization as a group, (v) the Parent Company's Chief Financial Officer and (vi) the other selling stockholders.

                         SHARES BENEFICIALLY              SHARES BENEFICIALLY
                             OWNED PRIOR                      OWNED AFTER
                           TO OFFERING (1)                    OFFERING (1)
  NAME AND ADDRESS OF    ---------------------  SHARES    ------------------------
    BENEFICIAL OWNER      NUMBER     PERCENT    OFFERED    NUMBER        PERCENT
  -------------------    ---------  ----------  -------   ---------     ----------
5% STOCKHOLDERS
 R.R. Donnelley & Sons                               (3)            (3)           (3)
  Company (2) ..........
  77 West Wacker Drive
  Chicago, Illinois
  60601
 Bain Capital Funds (4).
  c/o Bain Capital, Inc.
  Two Copley Place
  Boston, Massachusetts
  02116
DIRECTORS AND NAMED EX-
 ECUTIVE OFFICERS
 Stephen D.R. Moore (5).
 Judith G. Salerno (6)..
 Terence M. Leahy (7)...
 Morton H. Rosenthal
  (8)...................
 Gene S. Morphis (9)....
 Steven J. Baumgartner..
 Cheryl A. Francis......
 Morton H. Meyerson
  (10)..................
 Mark E. Nunnelly (11)..
 Robert F. White (12)...
 All directors and
  executive officers
  after the
  Reorganization as a
  group
  ( persons) (13).......

OTHER SELLING STOCKHOLDERS

--------
*Less than 1%

(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted. Amounts shown in the above table and the following notes include shares issuable within the 60-day period following March 1, 1997 pursuant to the exercise of options. All share amounts give effect to (i) the issuance of shares of Common Stock upon exercise of the Incentive Option and (ii) the distribution of shares of Common Stock pursuant to the TARSAP Plan. See "Certain Transactions."

(2) Includes      shares of Common Stock held by R.R. Donnelley & Sons
    Company,      shares of Common Stock held by R.R. Donnelley International,
    Inc. and      shares of Common Stock held by R.R. Donnelley Norwest Inc.

(3) R.R. Donnelley has granted to the Underwriters a 30-day option to purchase
    up to    additional shares of Common Stock solely to cover over-
    allotments, if any. This table assumes no exercise of such over-allotment option.

(4) Includes      shares of Common Stock held by Bain Capital Fund IV L.P.,
         shares of Common Stock held by Bain Capital Fund IV-B L.P., shares of Common Stock held by Information Partners Capital Fund L.P.,
         shares of Common Stock held by BCIP Associates and      shares of
    Common Stock held by BCIP Trust Associates. Bain Capital, Inc. exercises investment and voting power with respect to each of these funds.

(5) Includes      shares subject to outstanding stock options that are
    exercisable within the 60-day period following March 1, 1997 and shares of Common Stock held by Mr. Moore's minor children. Mr. Moore has investment and voting power over the shares held by his children but disclaims beneficial ownership of such shares.

(6) Includes      shares subject to outstanding stock options that are
    exercisable within the 60-day period following March 1, 1997.

(7) Includes      shares subject to outstanding stock options that are
    exercisable within the 60-day period following March 1, 1997.

(8) Includes      shares subject to outstanding stock options that are
    exercisable within the 60-day period following March 1, 1997.

(9) Includes      shares subject to outstanding stock options that are
    exercisable within the 60-day period following March 1, 1997.

(10) Includes      shares of Common Stock held by Big Bend Investments, L.P., a limited partnership, of which Mr. Meyerson is a general and limited partner.

(11) Includes the shares described in Note (4) above, over which Mr. Nunnelly shares voting and investment power. Mr. Nunnelly disclaims beneficial ownership of such shares.

(12) Includes the shares described in Note (4) above, over which Mr. White shares voting and investment power. Mr. White disclaims beneficial ownership of such shares.

(13) Includes an aggregate of    shares issuable upon the exercise of
     outstanding options exercisable within the 60-day period following March
     1, 1997. Does not include     shares of Common Stock which all executive
     officers and directors have the right to acquire upon the exercise of outstanding options not exercisable within the 60-day period following March 1, 1997.

                         DESCRIPTION OF CAPITAL STOCK

  Effective upon the closing of this offering, the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") will authorize the issuance of up to 84,675,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. The following summary describes the Company's capital stock as in effect upon the closing of this offering, after giving effect to the conversion of all outstanding shares of Class B Common Stock into Class A Common Stock, the reclassification of the Class A Common Stock as Common Stock and the filing of the Certificate of Incorporation reflecting such reclassification.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

  Under the terms of the Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Risk Factors--Antitakeover Provisions."

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The Company has exempted R.R. Donnelley and its affiliates (and direct transferees who acquire up to a 25% equity interest in the Company) from this restriction.

  The Company has agreed that if it adopts any stockholders' rights plan within three years after the closing of this offering, it will exempt from the plan R.R. Donnelley and its affiliates (and direct transferees who acquire up to a 25% equity interest in the Company).

  The Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. Under the Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company. See "Management."

  The Certification of Incorporation also provides that after the closing of this offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. Under the Company's Amended and Restated By-Laws to be effective upon the closing of this offering (the "By-Laws"), in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting stock of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting stock of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent. See "Risk Factors--Antitakeover Provisions."

  The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least two-thirds of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

  The Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Boston Equiserve
L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have      shares of
Common Stock outstanding (assuming no exercise of outstanding options other
than the Incentive Option). Of these shares, the      shares (     shares if
the over-allotment option is exercised in full) to be sold in this offering will be freely tradeable by persons other than "affiliates" of the Company (as defined in Rule 144 under the Act, "Affiliates") without restriction or
further registration under the Act. All of the      remaining shares of Common
Stock outstanding will be "restricted securities" (the "Restricted Securities") within the meaning of Rule 144 under the Act and may not be sold in the absence of registration under the Act, unless an exemption from registration is available.

SALES OF RESTRICTED SECURITIES

  Of the Restricted Securities, approximately      shares of Common Stock will
be eligible for sale in the public market immediately after this offering
pursuant to Rule 144(k); of these, approximately      shares are subject to
Lock-up Agreements (as described below). Approximately      additional
Restricted Securities not subject to Lock-up Agreements will become eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Act beginning 90 days after the date of this Prospectus. Following the expiration of or release from the Lock-up Agreements, approximately additional Restricted Securities will become eligible for immediate sale, subject, generally, to compliance with Rule 144 or Rule 701. The remainder of the Restricted Securities held by existing stockholders (including those subject to Lock-up Agreements) will become eligible for sale at various times over a period of less than two years.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Securities for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock
(approximately      shares immediately after this offering) or (ii) the
average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, Affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not Restricted Securities. Under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Securities for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods described above, a holder of Restricted Securities can include the holding periods of a prior owner who was not an Affiliate.

OPTIONS

  Rule 701 provides that Restricted Securities which were acquired under the Company's stock plans may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations. Rule 701 also provides that the shares of Common Stock acquired on the exercise of currently outstanding options issued under the Company's stock plans may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to
certain limitations.      shares of Common Stock which may be acquired upon
the exercise of outstanding stock options exercisable within 90 days of the date of this Prospectus may be eligible for resale under Rule 701 beginning 90
days after the date of this Prospectus;      of these shares are subject to
Lock-up Agreements.

  The Company intends to file one or more registration statements on Form S-8 under the Act to register all shares of Common Stock subject to outstanding stock options and Common Stock otherwise issuable pursuant to the Company's various stock plans that do not qualify for an exemption under Rule 701 from the registration requirements of the Act. Such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets to the extent applicable.

LOCK-UP AGREEMENTS

  Subject to certain limited exceptions, the Company's executive officers and directors, the Selling Stockholders and certain other stockholders, who in
aggregate hold      shares of Common Stock and options to purchase      shares
of Common Stock within 90 days of the date of this Prospectus, have agreed, pursuant to Lock-up Agreements, not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) without the prior written consent of Alex. Brown & Sons Incorporated and Lehman Brothers Inc. for a period of 180 days from the date of this Prospectus. In addition, the Company has agreed pursuant to the Underwriting Agreement not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) without the prior written consent of Alex. Brown & Sons Incorporated and Lehman Brothers Inc. for a period of 180 days from the date of this Prospectus, other than pursuant to the Company's stock plans. See "Underwriting."

REGISTRATION RIGHTS

  After the completion of this offering, certain stockholders of the Company (the "Rightsholders") will be entitled to require the Company to register
under the Act up to a total of      shares of outstanding Common Stock (the
"Registrable Shares") under the terms of a certain agreement among the Company and the Rightsholders (as amended, the "Registration Agreement"). The Registration Agreement provides that in the event the Company proposes to register any of its securities under the Act at any time or times, the Rightsholders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some of such Registrable Shares from such registration. The Rightsholders have, subject to certain conditions and limitations, additional rights to require the Company to prepare and file registration statements with respect to their Registrable Shares beginning 181 days after this offering. Furthermore, such holders may require the Company to file additional registration statements on Form S-3 subject to certain conditions and limitations. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

  Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for future sale may have on the market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely effect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities. See "Risk Factors--Ownership of R.R. Donnelley" and "Risk Factors--Shares Eligible for Future Sale."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated, Lehman Brothers Inc., J.P. Morgan Securities Inc., Salomon Brothers Inc and Smith Barney Inc., have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                       NUMBER OF
        UNDERWRITERS                                                    SHARES
        ------------                                                   ---------
   Alex. Brown & Sons Incorporated....................................
   Lehman Brothers Inc................................................
   J.P. Morgan Securities Inc. .......................................
   Salomon Brothers Inc...............................................
   Smith Barney Inc...................................................
                                                                        ------
       Total..........................................................
                                                                        ======

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company and the Selling Stockholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $    per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $    per
share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  R.R. Donnelley and its affiliates have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus,
to purchase up to     additional shares of Common Stock at the public offering
price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common
Stock to be purchased by it shown in the above table bears to    , and R.R.
Donnelley and its affiliates will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such
additional shares on the same terms as those on which the     shares are being
offered.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Company and certain stockholders of the Company have agreed pursuant to certain agreements that, subject to certain limited exceptions, they will not, without the prior written consent of Alex. Brown & Sons Incorporated and Lehman Brothers Inc., offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus. See "Shares Eligible for Future Sale."

  Certain of the Underwriters from time to time have performed various services for the Company and its affiliates and R.R. Donnelley, including in connection with the Reorganization.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. In addition, if the Representatives over-allot (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), and thereby create a short position in the Common Stock in connection with this offering, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein. The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in this offering. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Representatives of the Underwriters have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiation between the Company, R.R. Donnelley and the Representatives of the Underwriters. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company, R.R. Donnelley and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts, and for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The Consolidated Financial Statements and Schedule included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing in this Prospectus and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to distribute to its stockholders annual reports containing audited consolidated financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                           STREAM INTERNATIONAL INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     PAGE
                                                                    ------
Report of Independent Public Accountants.........................    F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996.....    F-3
Consolidated Statements of Income for Each of the Three Years in
 the Period Ended
 December 31, 1996 ..............................................    F-4
Consolidated Statements of Stockholders' Investment for Each of
 the Three Years in the Period Ended December 31, 1996...........    F-5
Consolidated Statements of Cash Flows for Each of the Three Years
 in the Period Ended
 December 31, 1996...............................................    F-6
Notes to Consolidated Financial Statements.......................    F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Stream International Inc.:

  We have audited the accompanying consolidated balance sheets of Stream International Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' investment and cash flows for the years ended December 31, 1994, 1995 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stream International Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.

                                                 /s/ Arthur Andersen LLP
                                          _____________________________________
                                                    ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 30, 1997

                           STREAM INTERNATIONAL INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------- -------
                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................... $    21 $ 1,142
  Accounts receivable, less allowance for doubtful accounts of
   $156 in 1995 and $304 in 1996...............................  21,981  35,636
  Deferred income taxes........................................     190   1,323
  Prepaid expenses.............................................   1,706   1,345
  Other current assets.........................................      64     339
                                                                ------- -------
    Total current assets.......................................  23,962  39,785
                                                                ------- -------
PROPERTY AND EQUIPMENT:
  Building and leasehold improvements..........................   1,454   5,455
  Equipment and furniture......................................  34,856  53,695
  Construction in process......................................   2,893      82
                                                                ------- -------
                                                                 39,203  59,232
  Accumulated depreciation.....................................   9,962  22,415
                                                                ------- -------
  Net property and equipment...................................  29,241  36,817
OTHER ASSETS...................................................     395     385
                                                                ------- -------
    Total assets............................................... $53,598 $76,987
                                                                ======= =======
           LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Current portion of long-term debt............................     --  $   837
  Accounts payable............................................. $ 2,708   1,344
  Other accrued liabilities....................................   7,079  11,919
  Nonrecurring charge accrual..................................     --    4,500
  Current portion of capital lease obligation..................     825   1,275
                                                                ------- -------
    Total current liabilities..................................  10,612  19,875
                                                                ------- -------
LONG-TERM DEBT.................................................     --    3,348
DEFERRED INCOME TAXES..........................................     288     497
LONG-TERM PORTION OF CAPITAL LEASE OBLIGATION..................   1,734     604
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' INVESTMENT:
  Net parent company investment................................  40,947  52,584
  Cumulative translation adjustment............................      17      79
                                                                ------- -------
    Total stockholders' investment.............................  40,964  52,663
                                                                ------- -------
    Total liabilities and stockholders' investment............. $53,598 $76,987
                                                                ======= =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           STREAM INTERNATIONAL INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1994    1995      1996
                                                      ------- -------  --------
Revenues............................................. $37,388 $78,243  $155,498
Operating expenses:
  Cost of services...................................  22,891  57,338   117,309
  Selling, general and administrative expenses.......  10,646  23,994    39,110
  Nonrecurring charges...............................     --      --      4,500
                                                      ------- -------  --------
                                                       33,537  81,332   160,919
Income (loss) from operations........................   3,851  (3,089)   (5,421)
Interest expense.....................................     --      --        188
                                                      ------- -------  --------
Income (loss) before income taxes....................   3,851  (3,089)   (5,609)
Provision (benefit) for income taxes.................   1,724    (817)     (924)
                                                      ------- -------  --------
Net income (loss).................................... $ 2,127 $(2,272) $ (4,685)
                                                      ======= =======  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           STREAM INTERNATIONAL INC.
                                AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

                          NET PARENT   COMMON STOCK   ADDITIONAL          CUMULATIVE
                           COMPANY   ----------------  PAID-IN   RETAINED ADJUSTMENT
                          INVESTMENT SHARES PAR VALUE  CAPITAL   EARNINGS TRANSLATION  TOTAL
                          ---------- ------ --------- ---------- -------- -----------  -----
BALANCES AT DECEMBER 31,
 1993...................   $ 3,198      0       $0       $ 0       $ 0        $ 0     $ 3,198
Net income..............     2,127                                                      2,127
Translation adjustment..                                                       (3)         (3)
Net transfers from
 parent company.........     7,281                                                      7,281
                           -------    ---      ---       ---       ---        ---     -------
BALANCES AT DECEMBER 31,
 1994...................    12,606      0        0         0         0         (3)     12,603
Net loss................    (2,272)                                                    (2,272)
Translation adjustment..                                                       20          20
Net transfers from
 parent company.........    30,613                                                     30,613
                           -------    ---      ---       ---       ---        ---     -------
BALANCES AT DECEMBER 31,
 1995...................    40,947      0        0         0         0         17      40,964
Net loss................    (4,685)                                                    (4,685)
Translation adjustment..                                                       62          62
Net transfers from
 parent company.........    16,322                                                     16,322
                           -------    ---      ---       ---       ---        ---     -------
BALANCES AT DECEMBER 31,
 1996...................   $52,584      0       $0       $ 0       $ 0        $79     $52,663
                           =======    ===      ===       ===       ===        ===     =======



  The accompanying notes are an integral part of these consolidated financial statements.

                           STREAM INTERNATIONAL INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1994      1995      1996
                                                   -------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................... $ 2,127  $ (2,272) $ (4,685)
  Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating activ-
   ities:
    Depreciation and amortization.................   2,600     6,233    12,624
    (Gain) loss on disposal of fixed assets.......    (175)      --         14
    Deferred income taxes.........................    (187)      285      (924)
  Changes in assets and liabilities:
    Accounts receivable--net......................  (4,581)  (14,052)  (13,655)
    Prepaid expenses..............................    (475)   (1,125)      361
    Other current assets..........................    (125)       61      (275)
    Other noncurrent assets.......................    (223)     (154)       10
    Accounts payable..............................     254     2,001    (1,364)
    Accrued liabilities...........................     908     3,735     4,840
    Nonrecurring charge accrual...................     --        --      4,500
                                                   -------  --------  --------
  Net cash provided by (used in) operating activi-
   ties...........................................     123    (5,288)    1,446
                                                   -------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment..............  (7,748)  (24,053)  (20,014)
  Proceeds from sale of fixed assets..............   1,640       --        280
                                                   -------  --------  --------
Net cash used in investing activities.............  (6,108)  (24,053)  (19,734)
                                                   -------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments under capital lease obligations........  (1,133)   (1,433)   (1,160)
  Net transfers from parent company...............   7,281    30,613    16,322
  Net proceeds from long-term borrowings..........     --        --      4,185
                                                   -------  --------  --------
  Net cash provided by financing activities.......   6,148    29,180    19,347
                                                   -------  --------  --------
Effect of exchange rate changes on cash and cash
 equivalents......................................      (3)       20        62
                                                   -------  --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVA-
 LENTS............................................     160      (141)    1,121
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR....       2       162        21
                                                   -------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......... $   162  $     21  $  1,142
                                                   =======  ========  ========
Supplemental disclosure of noncash financing ac-
 tivities:
Assets acquired through capital lease............. $ 3,601  $     53  $    480
Supplemental disclosure of cash flow information:
Cash paid during the year for interest............     --        --   $    188


  The accompanying notes are an integral part of these consolidated financial statements.

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

  Stream International Inc. (the "Company") is a worldwide provider of outsource technical support services over the telephone, e-mail and the Internet. The Company provides support services primarily to customers of leading software publishers, hardware manufacturers and online service providers. The Company operates call centers in the U.S., Germany, France, the United Kingdom and the Netherlands.

2. THE REORGANIZATION

  The Company's outsource technical support business began in 1992 as a unit of Corporate Software Incorporated ("CSI"), which sold and licensed software products and services to major corporations (to be known as the "Corporate Software & Technology Business"). CSI established its technical support business unit in response to demands from key clients that were increasingly seeking to outsource technical support. In 1995, CSI and the Outsource Manufacturing Services Division (to be known as "Modus Media International" or the "MMI Business") of R.R. Donnelley & Sons Company ("R.R. Donnelley") combined to form the Stream family of companies (the "CSI-MMI Merger"). Modus Media International is a leading provider of outsource manufacturing services to major software publishers and OEMs.

  Historically, the Company conducted its business as a unit of its parent company, Stream International Holdings Inc. (prior to the Reorganization described below, the "Parent Company"). Prior to the closing of the proposed initial public offering (see Note 13), the Parent Company will effect a reorganization (the "Reorganization"), pursuant to which the Parent Company will (i) contribute to two wholly-owned subsidiaries (the "Spin-Off Subsidiaries") its Corporate Software & Technology Business and MMI Business,
(ii) contribute to PLEX LLC ("PLEX"), a limited liability company wholly owned by the Parent Company, the capital stock of the Spin-Off Subsidiaries and
(iii) distribute to the Parent Company's stockholders all of the equity interests in PLEX (the "Spin-Off Distribution"). Upon consummation of the Reorganization, the only business conducted by the Company will be the outsource technical support business. Accordingly, these financial statements exclude the results of the Spin-Off Subsidiaries and include only the results of the outsource technical support business, the business to be conducted by the Company after the Reorganization. In connection with the Reorganization, Stream International Holdings Inc. will change its name to "Stream International Inc." As used herein, the "Company" and "Stream" refer to Stream International Holdings Inc. after giving effect to the foregoing name change and the Reorganization.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The accompanying financial statements include the accounts of the Company and its foreign operations. The accounts of the Company's foreign operations have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Certain costs and expenses presented in these financial statements have been allocated based on management's estimates of the cost of services provided to the Company by the Parent Company. Management believes that these allocations are based on assumptions that are reasonable under existing circumstances. The historical operating impact may not be indicative of future results.

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Operating results through the consummation of the Reorganization are recorded as a return of capital to or contributions from the Parent Company.

CASH AND CASH EQUIVALENTS

  The Company considers all cash and investments with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets ranging from 3 to 7 years. Leasehold improvements are amortized over the shorter of the related lease term or the useful life of the asset. Maintenance and repair costs are charged to expense as incurred. The cost and the related accumulated depreciation of assets retired or disposed of are eliminated and any resulting gains or losses are recognized in income.

DEFERRED START-UP COSTS

  Deferred start-up costs include costs associated with the hiring and training of employees for significant new contracts. Deferred start-up costs are charged to operations over a six month period upon the commencement of the new contract.

DEFERRED GRANTS

  The Company periodically receives grants for the hiring and training of new employees. These grants are deferred and recognized in the period the related expense was incurred.

REVENUE RECOGNITION

  The Company recognizes revenues at the time services are performed. The Company has certain contracts which are billed in advance. Amounts billed but not earned under these contracts are excluded from revenues and included in deferred income.

INCOME TAXES

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Income taxes are determined based on income reported in the financial statements, regardless of when such taxes are payable. In addition, tax assets and liabilities are adjusted to reflect changes in the U.S. and applicable foreign tax laws when enacted. Future tax benefits are recognized to the extent realization of such benefits is more likely to occur than not. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is realizable, based upon the realization criteria defined in SFAS 109.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

  The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") effective January 1, 1996. In accordance with the requirements of SFAS 121, the Company periodically assessed whether events or circumstances have occurred that may indicate the carrying value of its long-lived assets may not be recoverable. When such events or circumstances indicate the carrying value of an asset may be impaired, the Company uses an estimate of the future undiscounted cash flows to be derived from the asset over the remaining useful life of the asset to assess whether or not the asset is recoverable. If the future undiscounted cash flows to be derived over the life of the asset do not exceed the asset's net book value, the Company recognizes an impairment loss for the amount by which the net book value of the asset exceeds its estimated fair market value.

4. SIGNIFICANT CLIENTS AND CONCENTRATIONS OF CREDIT RISK

  A majority of the Company's revenues are attributable to clients operating in the information technology industry. Revenues from significant clients are defined as revenues in excess of 10% of total revenues. In 1994, one client accounted for 73% of revenue, in 1995 two clients accounted for 67% of revenue and in 1996 four clients accounted for 77% of the Company's revenue. The loss of one or more of its significant clients could have a material adverse effect on the Company's business, operating results or financial condition.

  Financial instruments which potentially subject the Company to concentrations of credit risk are limited to trade accounts receivable. The Company does not require collateral or other security to support client receivables. The Company performs periodic credit evaluations of its clients to minimize collection risks on trade accounts receivable and maintains allowances for potentially uncollectible accounts.

5. NONRECURRING CHARGE

  During the year ended December 31, 1996, the Company recorded a charge associated with the consolidation of certain European locations, including the accrual of remaining lease obligations and the write-off of leasehold improvements and certain other assets not expected to be utilized after the Reorganization. The Company also recorded a one-time charge for costs associated with recruiting certain members of management and establishing new compensation and benefit plans.

6. RELATED PARTY TRANSACTIONS

  Historically, certain treasury, legal, tax, financial, accounting, information technology and other services were performed centrally. Costs of those services have been allocated among the Company and the Spin-Off Subsidiaries using allocation methods that management believes are reasonable. Total expenses allocated to the Company were $3,170,000 in 1994, $5,208,000 in 1995 and $7,722,000 in 1996, respectively.

  In connection with the Reorganization, the Company and the Spin-Off Subsidiaries will enter into agreements (collectively, the "Transitional Service Agreements") for the continued provision after the Reorganization of certain services formerly shared among such entities or provided by R.R. Donnelley. Pursuant to the Transitional Service Agreements, the Company will receive from the Spin-Off Subsidiaries certain financial, tax, insurance, payroll, employee benefits, information technology and other services and will provide to the Spin-Off Subsidiaries certain legal services, outsource technical support for certain clients of the Spin-Off Subsidiaries and information technology services.

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company and the Spin-Off Subsidiaries will enter into a tax sharing agreement (the "Tax Sharing Agreement") that will define the parties' rights and obligations with respect to filing of returns, payments, deficiencies and refunds of federal, state and other income or franchise taxes relating to the parties' businesses for tax years prior to and including the year in which the Reorganization occurs. The Company and the Spin-Off Subsidiaries will agree to cooperate with each other and to share information in preparing required tax returns and in dealing with other tax matters.

7. INCOME TAXES

  The components of income/(loss) before income taxes are as follows:

                                                        1994    1995     1996
                                                       ------  -------  -------
                                                           (IN THOUSANDS)
   Domestic..........................................  $3,974  $(1,863) $  (185)
   Foreign...........................................    (123)  (1,226)  (5,424)
                                                       ------  -------  -------
                                                       $3,851  $(3,089) $(5,609)
                                                       ======  =======  =======

  The components of the provision for income taxes are as follows:

                                                        1994    1995     1996
                                                       ------  -------  -------
   Current provision:
    Federal..........................................  $1,436  $  (833) $   686
    State............................................     338     (196)     162
    Foreign..........................................     137      (73)    (848)
                                                       ------  -------  -------
                                                       $1,911  $(1,102) $   --
                                                       ------  -------  -------
   Deferred provision:
    Federal..........................................  $ (151) $   231  $  (748)
    State............................................     (36)      54     (176)
                                                       ------  -------  -------
                                                         (187)     285     (924)
                                                       ------  -------  -------
                                                       $1,724  $  (817) $  (924)
                                                       ======  =======  =======

  The following reconciles the Company's effective tax rate to the federal statutory rate for the years ended December 31, 1994, 1995 and 1996:

                                                        1994    1995     1996
                                                       ------  -------  -------
   Federal statutory rate............................    35.0%    35.0%    35.0%
   State income taxes, net of federal deduction......     5.1      3.0      0.2
   Change in valuation allowance.....................     4.7    (11.6)   (18.7)
                                                       ------  -------  -------
                                                         44.8%    26.4%    16.5%
                                                       ======  =======  =======

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company's deferred income tax assets and liabilities are summarized as follows:

                                                         1994   1995    1996
                                                         -----  -----  ------
                                                           (IN THOUSANDS)
   Deferred tax assets:
    Allowance for doubtful accounts..................... $  34  $  62  $  121
    Accrued liabilities.................................   295    491   1,495
    Foreign operating losses not benefited and other
     items..............................................   180    356   1,050
                                                         -----  -----  ------
                                                           509    909   2,666
    Valuation allowance.................................  (180)  (356) (1,050)
                                                         -----  -----  ------
       Total deferred tax asset......................... $ 329  $ 553  $1,616
                                                         =====  =====  ======
   Deferred tax liabilities:
    Property, plant & equipment......................... $(142) $(651) $ (790)
                                                         -----  -----  ------
    Net deferred tax asset (liability).................. $ 187  $ (98) $  826
                                                         =====  =====  ======

8. DEBT

  During 1996, a foreign subsidiary of the Company entered into a Debt Agreement with a bank to finance capital purchases for the Northern Ireland facility. The original loan balance of 2.5 million pounds sterling accrues interest at the London Interbank Market Rate plus .65% per annum. The loan is to be repaid in equal annual installments of 500,000 pounds sterling commencing October 1997. Under the terms of the agreement, the foreign subsidiary is required to comply with a number of affirmative and negative covenants. As of December 31, 1996 the foreign subsidiary is in compliance with the covenants of the agreement.

9. STOCKHOLDERS' INVESTMENT

CSI--MMI OPTIONS

  In connection with the CSI--MMI Merger in 1995, the Parent Company established the Stream 1995 Stock Option Plan (the "1995 Stock Option Plan"), the 1995 California Stock Option Plan (the "1995 California Plan") and the 1995 Replacement Option Plan. The 1995 Stock Option Plan and the 1995 California Plan provided for the issuance of up to an aggregate of 4,000,000 shares at exercise prices not less than fair market value on the date of grant. The 1995 Replacement Option Plan provided for the issuance of 838,125 shares granted to replace options previously granted by CSI. This latter plan terminated on December 31, 1995 except with respect to outstanding options.

  At the effective date of the Reorganization, outstanding awards under the Parent Company's stock option plans will be replaced by substitute awards such that for each option currently held, the option holder will receive an option in the Company and an option in PLEX. The substitute awards will have the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions of the options that they will replace.

10. EMPLOYEE BENEFIT PLANS

SAVINGS AND RETIREMENT PROGRAM

  Substantially all domestic employees who meet certain requirements are eligible to participate in the Parent Company's defined contribution (401(k)) plan. Participants may make contributions to the plan

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) from 1% to 15% of their compensation, as defined. The Company contributes an amount equal to 50% of the employee's contributions to the 401(k) plan, not to exceed 3% of the employee's annual compensation. Company contributions are fully vested after four years of service.

11. COMMITMENTS AND CONTINGENCIES

  The Company leases office space and various equipment. These leases are mainly accounted for as operating leases. Rental costs under operating lease agreements were approximately $2,173,000, $4,000,000, and $5,765,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

  The Company leases certain equipment used at its call centers. The leases are mainly accounted for as capital leases. The gross amounts of property and equipment representing capital leases in the accompanying consolidated balance sheets at December 31, 1995 and 1996 were approximately $3,614,000 and $4,094,000, respectively. Similar amounts of accumulated depreciation were $2,069,000 and $3,071,000, respectively. Depreciation of capital lease assets is included in depreciation and amortization expenses of property and equipment.

  Minimum future lease obligations at December 31, 1996 are as follows:

                                                          OPERATING   CAPITAL
                                                           LEASES      LEASES
                                                         ----------- ----------
   Year ended December 31:
     1997............................................... $ 5,488,000 $1,354,000
     1998...............................................   5,468,000    581,000
     1999...............................................   4,959,000     50,000
     2000...............................................   3,142,000     11,000
     2001...............................................   1,240,000        --
     Thereafter.........................................   1,339,000        --
                                                         ----------- ----------
   Total minimum payments............................... $21,636,000  1,996,000
                                                         ===========
   Less: Amount representing interest...................               (117,000)
                                                                     ----------
   Present value of minimum lease payments..............             $1,879,000
                                                                     ==========

  The Company has a 40% ownership interest in a joint venture accounted for under the equity method. As of December 31, 1996, the Company's share of the joint venture's cumulative losses exceeded its investment by approximately $460,000. This amount has not been recorded as the Company has no commitment to fund the joint venture or guarantee of the joint venture's debt.

  In connection with the Reorganization, the Company and the Spin-Off Subsidiaries will enter into agreements which contain general indemnities between the Company and the Spin-Off Subsidiaries. Under the agreements each of the Spin-Off Subsidiaries will indemnify the Company for any losses, liabilities or damages (including legal fees) in connection with any liability, claim or action assumed by such Spin-Off Subsidiary and the Company will indemnify the Spin-Off Subsidiaries in connection with any liability, claim or action retained by the Company.

  In May 1994, certain former stockholders of CSI commenced appraisal proceedings against CSI in Delaware seeking appraisal rights for their shares under Section 262 of the Delaware General Corporation Law. One of the Spin-Off Subsidiaries will agree to indemnify the Company for any liability incurred as a result of the proceedings.

                           STREAM INTERNATIONAL INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In addition, the Company is a party to certain litigation arising in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the operations or financial condition of the Company. With respect to such matters not involving the outsource technical support business, the Spin-Off Subsidiaries and R.R. Donnelley have agreed to indemnify the Company for any liability incurred as a result of the proceedings, subject to certain limitations.

12. GEOGRAPHIC INFORMATION

  The Company predominantly provides outsource technical support services to the information technology industry. A summary of the Company's operations by geographic area are as follows:

                                                          DECEMBER 31,
                                                    --------------------------
                                                     1994     1995      1996
                                                    -------  -------  --------
                                                         (IN THOUSANDS)
Revenue:
  United States.................................... $35,029  $70,406  $134,741
  Europe...........................................   2,359    7,837    20,757
                                                    -------  -------  --------
                                                    $37,388  $78,243  $155,498
                                                    =======  =======  ========
Income (loss) from operations:
  United States.................................... $ 3,974  $(1,863) $   (185)
  Europe...........................................    (123)  (1,226)   (5,236)
                                                    -------  -------  --------
                                                    $ 3,851  $(3,089) $ (5,421)
                                                    =======  =======  ========
Identifiable assets at December 31:
  United States.................................... $19,003  $47,491  $ 65,084
  Europe...........................................   1,590    6,107    11,903
                                                    -------  -------  --------
                                                    $20,593  $53,598  $ 76,987
                                                    =======  =======  ========

13. INITIAL PUBLIC OFFERING (SUBSEQUENT EVENT)

  The Company filed a Form S-1 for an initial public offering ("IPO") of common stock on April 30, 1997. A portion of the shares to be sold are being sold by certain stockholders of the Company. In addition, the Company will become liable for approximately $50 million of indebtedness to R.R. Donnelley, and such debt will be paid out of the proceeds of the IPO. The remaining net proceeds will be used for general corporate purposes, including working capital requirements and capital expenditures.

                    [INSIDE BACK COVER PAGE OF PROSPECTUS]

"INDUSTRY RECOGNITION AS LEADER IN CLASS." ABOVE THE STATEMENT ARE GRAPHICAL IMAGES OF THE FOLLOWING AWARDS ALONG WITH THE WRITTEN TITLE OF EACH AWARD:
SOFTWARE SUPPORT PROFESSIONALS ASSOCIATION STAR AWARDS FOR SOFTWARE TECHNICAL ASSISTANCE IN THE LAST FOUR YEARS AND EUROCHANNEL'S INNOVATOR AWARD IN 1996.

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 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
The Company...............................................................   13
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Capitalization............................................................   14
Dilution..................................................................   15
Selected Consolidated Financial and Operating Data........................   16
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   17
Business..................................................................   22
Management................................................................   32
Certain Transactions......................................................   40
The Reorganization........................................................   42
Principal and Selling Stockholders........................................   45
Description of Capital Stock..............................................   47
Shares Eligible for Future Sale...........................................   49
Underwriting..............................................................   51
Legal Matters.............................................................   52
Experts...................................................................   53
Additional Information....................................................   53
Index to Consolidated Financial Statements................................  F-1

                                 ------------

 UNTIL    , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                      Shares

                                 [Stream logo]

                                 Common Stock

                                 ------------
                                  PROSPECTUS
                                 ------------

                              Alex. Brown & Sons
                                 INCORPORATED
                                Lehman Brothers
                               J.P. Morgan & Co.
                             Salomon Brothers Inc
                               Smith Barney Inc.

                                      , 1997

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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

   SEC Registration Fee................................................ $45,455
   NASD Filing Fee.....................................................  15,500
   NASD Expenses.......................................................    *
   Nasdaq Listing Fee..................................................    *
   Blue Sky Fees and Expenses..........................................    *
   Transfer Agent and Registrar Fees...................................    *
   Accounting Fees and Expenses........................................    *
   Legal Fees and Expenses.............................................    *
   Printing, Engraving and Mailing Expenses............................    *
   Miscellaneous.......................................................    *
                                                                        -------
     Total............................................................. $  *
                                                                        =======

--------
  * To be completed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation, as in effect upon the closing of this offering (the "Certificate of Incorporation"), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

  Article EIGHTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any action by or in the right of the Registrant brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he or she is required to be indemnified by the Registrant against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

  Indemnification is required to be made unless the Registrant determines by clear and convincing evidence that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

  Article EIGHTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the full extent permitted by such law as so amended.

  Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Act. Reference is made to the form of Underwriting Agreement filed as Exhibit
1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Set forth in chronological order below is information regarding the number of shares of capital stock and other securities granted as options or issued by the Registrant since the Registrant's inception in February 1995. Further included is the consideration, if any, received by the Registrant for such shares of capital stock and other securities, as well as information relating to the section of the Act or rule of the Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Act and none of the securities issued by the Registrant were registered under the Act. The information presented in this Item 15 has not been adjusted to reflect the reverse stock split of the Company's Common Stock to be effected prior to the consummation of this offering.

  (a) Issuances of Capital Stock

  1. In April 1995, the Registrant issued in connection with the CSI-MMI Merger an aggregate of 7,280,000 shares of Class A Common Stock, 119,992
shares of Class B-N Common Stock (    shares on an as-converted basis) and
1,623,696 shares of Class B-V Common Stock (   shares on an as-converted
basis).

  2. In September 1995, the Registrant issued in connection with a five-for-one stock split authorized by the Board of Directors an aggregate of 29,120,000 shares of Class A Common Stock, 479,968 shares of Class B-N Common
Stock (    shares on an as-converted basis) and 6,494,784 shares of Class B-V
Common Stock (    shares on an as-converted basis).

  3. In September 1995, the Registrant sold 500,000 shares of Class A Common Stock to its Chairman of the Board at a purchase price of $6.00 per share and sold 83,333 shares of Class A Common Stock to its Co-President at a purchase price of $6.00 per share.

  4. In October 1995, the Registrant issued to an employee 900 shares of Class B-V Common Stock ( shares on an as-converted basis).

  5. In June 1996, the Registrant sold an aggregate of 460,133 shares of Class A Common Stock to employees at a purchase price of $6.00 per share.

  6. In June 1996, the Registrant sold to an affiliate of one of its directors an aggregate of 166,666 shares of Class A Common Stock at a purchase price of $6.00 per share.

  7. In August 1996, the Registrant sold to an employee of the Registrant an aggregate of 33,500 shares of Class A Common Stock at a purchase price of $6.00 per share.

  (b) Grants and Exercises of Stock Options

  Since its incorporation in February 1995, the Registrant has issued options to purchase an aggregate of 4,538,250 shares of Class A Common Stock at a
weighted average exercise price of $    per share and 838,125 shares of Class
B-V Common Stock (   shares on an as-converted basis) at a weighted average
exercise price of $   per share ($    per share on an as-converted basis).
During the same time period, the Registrant has issued a total of 1,981 shares
of Class A Common Stock and 79,752 of Class B-V Common Stock (    shares on an
as-converted basis) pursuant to the exercise of options.

  The securities issued in the above transactions were offered and sold in reliance upon the exemptions from registration under Sections 3(b) and 4(2) of the Act, and Regulation D and Rule 701 thereunder, relative to sales by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Certificate of Incorporation of the Registrant.
  3.2    By-Laws of the Registrant.
  3.3*   Form of Amended and Restated Certificate of Incorporation of the
            Registrant.
  3.4*   Form of Amended and Restated By-Laws of the Registrant.
  4.1*   Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant.
  5*     Opinion of Hale and Dorr llp with respect to the validity of the securities being offered.
 10.1+   Microsoft Corporation Product Service Vendor Agreement dated as of
          December 14, 1995 between the Registrant and Microsoft Corporation, as amended.
 10.2*   1997 Stock Incentive Plan.
 10.3*   1997 Director Stock Option Plan.
 10.4    1995 Stock Option Plan, as amended.
 10.5    1995 Replacement Stock Option Plan.
 10.6    1995 California Stock Option Plan, as amended.
 10.7*   Form of Contribution Agreement to be entered into among the
          Registrant, the MMI Subsidiary and PLEX.
 10.8*   Form of Contribution Agreement to be entered into among the
          Registrant, the Corporate Software and Technology Subsidiary and
          PLEX.
 10.9*   Form of Contribution Agreement to be entered into among the
          Registrant, the MMI Subsidiary, the Corporate Software and Technology
          Subsidiary and PLEX.
 10.10*  Form of Transitional Service Agreement to be entered into between the
          Registrant and the MMI Subsidiary.
 10.11*  Form of Transitional Service Agreement to be entered into between the
          Registrant and the Corporate Software and Technology Subsidiary.
 10.12*  Form of Tax Sharing Agreement to be entered into among the Registrant, the Spin-Off Subsidiaries, PLEX and R.R. Donnelley.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.13*  Forms of Indemnification Agreements to be entered into between the
          Registrant and R.R. Donnelley.
 10.14*  Registration Rights Agreement dated as of April 21, 1995 among the
          Registrant and the Stockholders named therein, as amended.
 10.15*  Employment Agreement between the Registrant and Stephen D.R. Moore.
 10.16*  Employment Agreement between the Registrant and Judith G. Salerno.
 10.17   Form of Management Retention Agreement entered into by the Registrant with Stephen D. R. Moore and Judith G. Salerno.
 10.18   Promissory Note and Stock Pledge Agreement dated April 15, 1996 between Judith G. Salerno and the Registrant.
 10.19*  Promissory Notes and Stock Pledge Agreement between Stephen D.R. Moore and the Registrant.
 11*     Calculation of shares used in determining pro forma net income per common share.
 21*     Subsidiaries of the Registrant.
 23.1*   Consent of Hale and Dorr llp (included in Exhibit 5).
 23.2    Consent of Arthur Andersen llp.
 23.3*   Consents of Certain Persons Named as Post-Reorganization Directors.
 24      Powers of Attorney (included on the signature page of this
          Registration Statement).
 27      Financial Data Schedule.

--------
*To be filed by amendment.
+Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

  (b) Financial Statement Schedules

  Schedule II--Valuation and Qualifying Accounts

  All other schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation and By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Act, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Canton, Massachusetts, on this 30th day of April, 1997.

                                          STREAM INTERNATIONAL HOLDINGS INC.

                                                   /s/ Terence M. Leahy
                                          By: _________________________________
                                             TERENCE M. LEAHY, CHIEF EXECUTIVE
                                                          OFFICER

                       POWER OF ATTORNEY AND SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Stephen D. R. Moore, Judith G. Salerno, and Mark G. Borden, and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therewith.

  Pursuant to the requirements of the Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              SIGNATURE                        TITLE                 DATE


        /s/ Terence M. Leahy           Chief Executive          April 30, 1997
-------------------------------------   Officer and
          TERENCE M. LEAHY              Director (Principal
                                        Executive Officer)

         /s/ Gene S. Morphis           Senior Vice              April 30, 1997
-------------------------------------   President
           GENE S. MORPHIS              and Chief Financial
                                        Officer (Principal
                                        Financial and
                                        Accounting Officer)

      /s/ Steven J. Baumgartner        Director                 April 30, 1997
-------------------------------------
        STEVEN J. BAUMGARTNER

              SIGNATURE                         TITLE                DATE

        /s/ Cheryl A. Francis           Director                April 30, 1997
-------------------------------------
          CHERYL A. FRANCIS

       /s/ Morton H. Meyerson           Director                April 30, 1997
-------------------------------------
         MORTON H. MEYERSON

       /s/ Stephen D. R. Moore          Director                April 30, 1997
-------------------------------------
         STEPHEN D. R. MOORE

        /s/ Mark E. Nunnelly            Director                April 30, 1997
-------------------------------------
          MARK E. NUNNELLY

       /s/ Morton H. Rosenthal          Director                April 30, 1997
-------------------------------------
         MORTON H. ROSENTHAL

         /s/ Robert F. White            Director                April 30, 1997
-------------------------------------
           ROBERT F. WHITE

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                           ON SUPPLEMENTARY SCHEDULE

                           STREAM INTERNATIONAL INC.

  We have audited, in accordance with generally accepted auditing standards, the financial statements of Stream International Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, included in the Registration Statement, and have issued our report thereon dated April 30, 1997. Our audit was made for the purpose of forming an opinion on those financial statements taken as a whole. The schedule listed in
Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP
                                          Arthur Andersen LLP

Boston, Massachusetts
April 30, 1997

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                   BALANCE AT  CHARGE TO
                                  BEGINNING OF COST AND             BALANCE AT
DESCRIPTION                          PERIOD    EXPENSES  WRITEOFFS END OF PERIOD
-----------                       ------------ --------- --------- -------------
Allowance for Doubtful Accounts,
 for the year ended December 31,
 1995...........................    $ 86,000     81,000   (11,000)   $156,000
Allowance for Doubtful Accounts,
 for the year ended December 31,
 1996...........................    $156,000    148,000       --     $304,000

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1*   Form of Underwriting Agreement.
  3.1    Certificate of Incorporation of the Registrant.
  3.2    By-Laws of the Registrant.
  3.3*   Form of Amended and Restated Certificate of Incorporation of the
            Registrant.
  3.4*   Form of Amended and Restated By-Laws of the Registrant.
  4.1*   Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant.
  5*     Opinion of Hale and Dorr llp with respect to the validity of the securities being offered.
 10.1+   Microsoft Corporation Product Service Vendor Agreement dated as of
          December 14, 1995 between the Registrant and Microsoft Corporation, as amended.
 10.2*   1997 Stock Incentive Plan.
 10.3*   1997 Director Stock Option Plan.
 10.4    1995 Stock Option Plan, as amended.
 10.5    1995 Replacement Stock Option Plan.
 10.6    1995 California Stock Option Plan, as amended.
 10.7*   Form of Contribution Agreement to be entered into among the
          Registrant, the MMI Subsidiary and PLEX.
 10.8*   Form of Contribution Agreement to be entered into among the
          Registrant, the Corporate Software and Technology Subsidiary and
          PLEX.
 10.9*   Form of Contribution Agreement to be entered into among the
          Registrant, the MMI Subsidiary, the Corporate Software and Technology
          Subsidiary and PLEX.
 10.10*  Form of Transitional Service Agreement to be entered into between the
          Registrant and the MMI Subsidiary.
 10.11*  Form of Transitional Service Agreement to be entered into between the
          Registrant and the Corporate Software and Technology Subsidiary.
 10.12*  Form of Tax Sharing Agreement to be entered into among the Registrant, the Spin-Off Subsidiaries, PLEX and R.R. Donnelley.
 10.13*  Forms of Indemnification Agreements to be entered into between the
          Registrant and R.R. Donnelley.
 10.14*  Registration Rights Agreement dated as of April 21, 1995 among the
          Registrant and the Stockholders named therein, as amended.
 10.15*  Employment Agreement between the Registrant and Stephen D.R. Moore.
 10.16*  Employment Agreement between the Registrant and Judith G. Salerno.
 10.17   Form of Management Retention Agreement entered into by the Registrant with Stephen D. R. Moore and Judith G. Salerno.
 10.18   Promissory Note and Stock Pledge Agreement dated April 15, 1996 between Judith G. Salerno and the Registrant.
 10.19*  Promissory Notes and Stock Pledge Agreement between Stephen D.R. Moore and the Registrant.
 11*     Calculation of shares used in determining pro forma net income per common share.
 21*     Subsidiaries of the Registrant.
 23.1*   Consent of Hale and Dorr llp (included in Exhibit 5).
 23.2    Consent of Arthur Andersen llp.
 23.3*   Consents of Certain Persons Named as Post-Reorganization Directors.
 24      Powers of Attorney (included on the signature page of this
          Registration Statement).
 27      Financial Data Schedule.

--------
*To be filed by amendment.
+Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.